Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN

OF

MERGER

BY AND AMONG

CITIZENS HOLDING COMPANY

THE CITIZENS BANK OF PHILADELPHIA

AND

CHARTER BANK

May 21, 2019

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Certain Definitions	1
Section 1.2	Other Definitions	6

ARTICLE II
THE MERGER

Section 2.1	The Merger	7
Section 2.2	Closing	7
Section 2.3	Effective Time	7
Section 2.4	Effects of the Merger	7
Section 2.5	Name of Surviving Banking Corporation	7
Section 2.6	Articles of Incorporation and Bylaws of Surviving Banking Corporation	7

ARTICLE III
MERGER CONSIDERATION

Section 3.1	Conversion of Charter Common Stock	8
Section 3.2	Exchange Procedures	8
Section 3.3	Rights as Charter Shareholders	10
Section 3.4	No Fractional Shares	10
Section 3.5	Availability of Dissenters’ Rights; Dissenting Shares	10
Section 3.6	Excluded Shares	11
Section 3.7	Adjustments Upon Change in Capitalization	11
Section 3.8	Withholding Rights	11
Section 3.9	Citizens Stock and Citizens Bank Common Stock	11

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CHARTER

Section 4.1	Charter Disclosure Memorandum	11
Section 4.2	Charter Representations and Warranties	12

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE CITIZENS PARTIES

Section 5.1	Citizens Disclosure Memorandum	34
Section 5.2	The Citizens Parties’ Representations and Warranties	34

ARTICLE VI
CONDUCT PENDING THE MERGER

Section 6.1	Charter Forbearances	38
Section 6.2	The Citizens Parties Forbearances	42
Section 6.3	Absence of Control	42

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 21st day of May, 2019, is made and entered into by and among Citizens Holding Company, a Mississippi corporation (“Citizens”), The Citizens Bank of Philadelphia, a Mississippi banking corporation and wholly-owned subsidiary of Citizens (“Citizens Bank”), and Charter Bank, a Mississippi banking corporation (“Charter”), under authority of resolutions of their respective boards of directors duly adopted.

R E C I T A L S

A.    The board of directors of each of Citizens, Citizens Bank, and Charter has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Citizens, Citizens Bank, and Charter, respectively, and their respective shareholders.

B.    As a material inducement for Citizens to enter into this Agreement, each Person (as defined below) set forth on Schedule 1 of the Charter Disclosure Memorandum has entered into a voting agreement dated as of the date hereof and substantially in the form attached hereto as Exhibit A pursuant to which such individual has agreed, among other things, to vote his, her, or its shares of Charter Common Stock (as defined below) in favor of approval of this Agreement and the transactions contemplated hereby.

C.    For United States federal income tax purposes, the Parties (as defined below) intend for the Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

“Acquisition Proposal” means, with respect to a Party, any inquiry, indication, proposal, solicitation, or offer, or the filing of any regulatory application, notice, waiver, or request (whether in draft or final form), from or by any Person relating to (i) any direct or indirect sale, acquisition, purchase, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of such Party’s consolidated assets in a single transaction or series of transactions; (ii) any tender offer (including a self-tender) or exchange offer with respect to, or direct or indirect purchase or acquisition of, 25% or more of any class of equity or voting securities of such Party; or (iii) any merger, share exchange, consolidation, business combination, reorganization, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For this purpose, the terms “controls,” “controlled by,” and “under common control with” shall mean (i) the direct or indirect ownership, control, or power to vote 25% or more of the outstanding shares of any class of voting securities issued by a Person; (ii) the ability to elect, appoint, or otherwise control the election or appointment of a majority of the board of directors (or similar governing body) of a Person; or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the direction of the management and policies of a Person.

“BHC Act” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.).

“Book-Entry Shares” means non-certificated shares of Charter Common Stock immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Mississippi are authorized or obligated to close.

“Certificate” means a certificate which prior to the Effective Time represents shares of Charter Common Stock.

“Charter Common Stock” means the common stock, par value $1.00 per share, of Charter.

“Charter Financial Statements” means, collectively, the Audited Charter Financials and the Interim Charter Financials.

“Charter Loan Property” means any property in which Charter or a Subsidiary of Charter holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Charter Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had or could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Charter and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of Charter to perform its obligations under this Agreement or prevents or materially impedes the consummation by Charter of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Charter Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities; (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally; (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting banking and financial services industry generally; or (D) actions or omissions of Citizens, Citizens Bank, and Charter required under this Agreement or taken or omitted to be taken with the prior written consent of the Citizens Parties (in the case of actions or omissions by Charter) or Charter (in the case of actions or omissions by the Citizens Parties); provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Charter Material Adverse Effect to the extent of any materially disproportionate impact they have on Charter and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

“Charter Participation Facility” means any facility in which Charter or a Subsidiary of Charter participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Citizens Bank Common Stock” means the common stock, par value $5.00 per share, of Citizens Bank.

“Citizens Common Stock” means the common stock, par value $0.20 per share, of Citizens.

“Citizens Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, condition (financial or otherwise), operations, or results of operations of Citizens and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of the Citizens Parties to perform their obligations under this Agreement or prevents or materially impedes the consummation by the Citizens Parties of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Citizens Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event development, or change resulting from (A) changes after the date of this Agreement in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities; (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally; (C) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally; (D) actions or omissions of Citizens, Citizens Bank, and Charter required under this Agreement or taken or omitted to be taken with the prior consent of the Citizens Parties (in the case of actions or omissions by Charter) or Charter (in the case of actions or omissions by the Citizens Parties); (E) any failure by Citizens or Citizens Bank to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (it being understood that any facts or circumstances giving rise to or contributing to any such failure that are not otherwise excluded from the definition of Citizens Material Adverse Effect may be taken into account in determining whether there exists or has occurred a Citizens Material Adverse Effect); or (F) changes in the trading price or trading volume of the Citizens Common Stock; provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (A), (B), and (C) shall not be excluded in determining whether there exists or has occurred a Citizens Material Adverse Effect to the extent of any materially disproportionate impact they have on Citizens and its Subsidiaries taken as a whole as measured relative to similarly situated companies in banking and financial services industry.

“Citizens Parties” means, collectively, Citizens and Citizens Bank.

“Citizens Preferred Stock” means the preferred stock, no par value, of Citizens.

“Citizens Stock” means, collectively, the Citizens Common Stock and the Citizens Preferred Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated February 12, 2019, by and between Citizens and Charter.

“Contract” means any contract, lease, deed, deed of trust, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

“Disclosure Memoranda” means, collectively, the Citizens Disclosure Memorandum and the Charter Disclosure Memorandum.

“Environmental Law” means any Law relating to (i) pollution, the protection, preservation, or restoration of the indoor or outdoor environment, human health and safety, or natural resources; (ii) the handling, use, storage, recycling, treatment, generation, transportation, processing, production, presence, disposal, release, or threatened release of or exposure to any Hazardous Substance; or (iii) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, without limitation (i) the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations, and the like addressing similar matters: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and (ii) any common Law that may impose Liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Charter Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by Citizens, Citizens Bank, or any Subsidiary of Citizens, Citizens Bank, or Charter.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and the various Federal Reserve Banks.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental, or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the MDBCF.

“Hazardous Substance” means any and all substances (whether solid, liquid, or gas) defined, listed, designated, classified, or otherwise regulated as pollutants, hazardous or toxic wastes, hazardous or toxic substances, hazardous or toxic materials, extremely hazardous or toxic wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including without limitation oil, petroleum and petroleum products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter, and airborne pathogens (naturally occurring or otherwise).

“Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, fictitious, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to Citizens and Citizens Bank, the actual knowledge after reasonable inquiry of the president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of Citizens and Citizens Bank, as applicable; and (ii) with respect to Charter, the actual knowledge after reasonable inquiry of Greg Cronin, Paulette Roberts, Ford Kinsey, and Tabbetha Calvert.

“Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

“Liability” means any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due).

“Lien” means any lien, claim, attachment, garnishment, imperfection of title, defect, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

“Loan” means a loan, commitment, lease, advance, credit enhancement, guarantee, or other extension of credit or borrowing arrangement.

“MDBCF” means the Mississippi Department of Banking and Consumer Finance.

“Mississippi Banking Code” means the Title 81 of the Mississippi Code Annotated.

“Mississippi Business Corporation Act” means the Mississippi Business Corporation Act, Miss. Code Ann. § 79-4-1.01 et seq.

“Nasdaq” means the Nasdaq Global Market.

“Parties” means, collectively, Citizens, Citizens Bank, and Charter.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

“Proxy Statement/Prospectus” means the proxy statement prepared by Charter to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of Charter, which will include the prospectus of Citizens prepared by Citizens relating to the issuance by Citizens of Citizens Common Stock to holders of Charter Common Stock pursuant to and in accordance with Article III of this Agreement.

“Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by Citizens with the SEC under the Securities Act with respect to the shares of Citizens Common Stock to be issued by Citizens to the holders of Charter Common Stock in connection with the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any Person in which Citizens, Citizens Bank, or Charter has (i) the direct or indirect ownership, control, or power to vote 25% or more of the outstanding shares of any class of voting securities issued by such Person; (ii) the ability to elect, appoint, or otherwise control the election or appointment of a majority of the board of directors (or similar governing body) of such Person; or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the direction of the management and policies of such Person.

“Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, personal property, vehicle, airplane, boat, vessel, or other title or registration, environmental, or windfall profit tax, custom, or duty, or any other tax, fee, assessment, levy, tariff, or charge of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax; and (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

“Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, as amended.

Section 1.2    Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II

THE MERGER

Section 2.1    The Merger. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), Charter shall be merged with and into Citizens Bank in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Mississippi Banking Code and the Mississippi Business Corporation Act (the “Merger”). At the Effective Time, the separate corporate existence of Charter shall cease and Citizens Bank shall continue, as the surviving banking corporation of the Merger, as a banking corporation chartered under the laws of the State of Mississippi unaffected and unimpaired by the Merger (Citizens Bank in such capacity as the surviving banking corporation of the Merger is sometimes referred to herein as the “Surviving Banking Corporation”).

Section 2.2    Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Merger (the “Closing”), shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103, at 10:00 a.m. Central Time on the first day of the month following the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time, or on such other date as the Parties may otherwise agree. Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3    Effective Time. Prior to or at the Closing, and in order to effect the Merger, the Citizens Parties and Charter shall duly execute and deliver articles of merger for filing with the MDBCF (the “Articles of Merger”), such Articles of Merger to be in such form and of such substance as is consistent with applicable provisions of the Mississippi Banking Code and the Mississippi Business Corporation Act and otherwise mutually agreed upon by the Citizens Parties and Charter. The Merger shall become effective on such date and at such time as set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and applicable provisions of the Mississippi Banking Code and the Mississippi Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of Charter shall vest in the Surviving Banking Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of Charter shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Banking Corporation.

Section 2.5    Name of Surviving Banking Corporation. The legal name of the Surviving Banking Corporation at and after the Effective Time of the Merger will be “The Citizens Bank of Philadelphia”.

Section 2.6    Articles of Incorporation and Bylaws of Surviving Banking Corporation. The articles of incorporation and bylaws of Citizens Bank as in effect immediately prior to the Effective Time shall at and after the Effective Time be the articles of incorporation and bylaws of the Surviving Banking Corporation until such time as the same shall be amended and/or restated in accordance with applicable Law.

ARTICLE III

MERGER CONSIDERATION

Section 3.1    Conversion of Charter Common Stock. Subject to the other provisions of this Article III, solely by virtue and as a result of the Merger, each share of the 1,690,150 shares of Charter Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive (i) $3.615 in cash, without interest (the “Cash Consideration”); and (ii) 0.39417 (the “Exchange Ratio”) shares of Citizens Common Stock (the “Stock Consideration”). The aggregate Cash Consideration and Stock Consideration payable or issuable by Citizens to holders of Charter Common Stock as consideration for the Merger in accordance with this Agreement, together with any cash payable by Citizens to holders of Charter Common Stock in lieu of fractional shares pursuant to Section 3.4, is referred to herein as the “Merger Consideration.”

Section 3.2    Exchange Procedures.

(a)    Deposit with Exchange Agent. At or prior to the Closing, Citizens shall deliver or cause to be delivered to an exchange agent mutually agreed upon by Citizens and Charter, which the Parties agree may be Citizens’ customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of Charter Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares), (i) a certificate or certificates or, at Citizens’ option, evidence of shares in book entry form representing the number of shares of Citizens Common Stock issuable to holders of Charter Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration; and (ii) the cash portion of the Merger Consideration payable to holders of Charter Common Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in accordance with this Article III. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Citizens Common Stock held by it from time to time hereunder; provided that the Exchange Agent shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)    Letter of Transmittal. As soon as reasonably practicable after the Effective Time but not later than 30 days after the Closing Date, Citizens shall cause the Exchange Agent to mail or deliver to each holder of record of shares of Charter Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares and holders of Dissenting Shares) a letter of transmittal in customary form and containing such provisions as Citizens shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of Charter Common Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

(c)    Payment of Merger Consideration. Promptly upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange and cancellation, together with a properly completed and duly executed letter of transmittal (or an “agent’s message” in the case of Book-Entry Shares held in street name) and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, the Merger Consideration to which such holder shall have become entitled pursuant to the provisions of this Article III, in full satisfaction of all rights pertaining to the shares of Charter Common Stock formerly represented by such

Certificate or to such Book-Entry Shares, as applicable; and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event the Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of Charter Common Stock is to be issued in the name of or paid to a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)    Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of Charter shall be closed and there shall thereafter be no further transfers of shares of Charter Stock on the books or records of Charter, and, if any shares of Charter Stock are thereafter presented to Citizens or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the Charter Common Stock previously represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of Citizens Common Stock that are issued or issuable in connection with the Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of Citizens Common Stock until such Person surrenders his or her Certificate(s) previously representing the shares of Charter Common Stock converted into such Citizens Common Stock, or his or her Book-Entry Shares converted into such Citizens Common Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest will be paid or will accrue on any amounts payable to holders of Charter Common Stock under or in accordance with this Agreement.

(e)    Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as Citizens or the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of Charter Common Stock previously represented thereby pursuant to this Agreement.

(f)    Unclaimed Merger Consideration. Any portion of the Merger Consideration, and any other amounts payable by Citizens to the holders of shares of Charter Common Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of Charter for twelve months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall at the request of Citizens be delivered by the Exchange Agent to Citizens. Any former shareholder of Charter who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Citizens for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of Charter Common Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. If the Merger Consideration or any other amounts payable under this Agreement in respect of any shares of Charter Common Stock (or shares of Citizens Common Stock into which the same shall have been converted) is not claimed prior to the date on which such Merger Consideration or other amounts would otherwise escheat to any Governmental Entity, such Merger Consideration or other amounts shall, to the extent permitted by abandoned property, escheat, and other applicable Laws, become the property of Citizens

(and to the extent not in its possession shall be delivered to it), free and clear of all claims or interests of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Charter Common Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Citizens and the Exchange Agent shall be entitled to rely upon the stock transfer books and records of Charter to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books and records shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of Charter Common Stock, Citizens and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.3    Rights as Charter Shareholders. Holders of Charter Common Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of Charter and have no further rights as shareholders of Charter, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ Charter Common Stock in accordance with this Article III.

Section 3.4    No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fraction of a share of Citizens Common Stock, and no certificate or scrip therefor, will be issued in connection with the Merger to any holder of shares of Charter Common Stock. Instead, Citizens shall pay to each holder of Charter Common Stock who would otherwise be entitled to a fraction of a share of Citizens Common Stock (after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by such holder) cash, without interest, in an amount (rounded to the nearest whole cent) determined by multiplying (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) $21.40.

Section 3.5    Availability of Dissenters’ Rights; Dissenting Shares.

(a)    Holders of shares of Charter Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such holders by Article 13 of the Mississippi Business Corporation Act.

(b)    Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.5(c), each issued and outstanding share of Charter Common Stock the holder of which has perfected his or her right to dissent from the Merger pursuant to Article 13 of the Mississippi Business Corporation Act and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into and canceled in exchange for, or represent a right to receive, any portion of the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are afforded to such holder by the Mississippi Banking Code and the Mississippi Business Corporation Act. Subject to Citizens’ obligations with respect to the Dissenting Shares pursuant to the Mississippi Banking Code and the Mississippi Business Corporation Act, Citizens shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of Charter shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by Citizens within the time periods set forth in, and otherwise in accordance with, the Mississippi Banking Code and the Mississippi Business Corporation Act.

(c)    If any holder of shares of Charter Common Stock who asserts such holder’s right to dissent from the Merger pursuant to Article 13 of the Mississippi Business Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of Charter Common Stock held by such holder shall be converted into and canceled in exchange for, on a share by share basis, the right to receive the Merger Consideration payable or issuable in respect thereof in accordance with the applicable provisions of this Agreement.

Section 3.6    Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.7    Adjustments Upon Change in Capitalization. The Exchange Ratio and the per share Cash Consideration are calculated based upon 1,690,150 outstanding shares of Charter Common Stock. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Charter Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of the exercise of any options, warrants, or other rights to purchase shares of Charter Common Stock, a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio and the per share Cash Consideration. If during the period from the date of this Agreement until immediately prior to the Effective Time the outstanding shares of Citizens Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an equitable and proportionate adjustment shall be made to the Exchange Ratio. For the avoidance of doubt, neither the issuance of shares of Citizens Common Stock upon the exercise of any options, warrants, or other rights to purchase Citizens Common Stock, the grant of or lapse of restrictions on restricted stock awards in respect of shares of Citizens Common Stock, or the issuance of shares of Citizens Common Stock in settlement of stock appreciation rights or under or pursuant to a Citizens Benefit Plan, shall cause or result in an adjustment of or to the Exchange Ratio or the per share Cash Consideration.

Section 3.8    Withholding Rights. Citizens (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Charter Common Stock such amounts as Citizens is required under the Code or any other applicable Law to deduct and withhold. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.9    Citizens Stock and Citizens Bank Common Stock. The shares of Citizens Stock and Citizens Bank Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger, and, accordingly, each share of Citizens Stock and Citizens Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain issued and outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHARTER

Section 4.1    Charter Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, Charter has delivered to the Citizens Parties a confidential memorandum (the “Charter Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of Charter contained in this Article IV or to one or more covenants of Charter contained in Article VI, making specific reference in such Charter Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2    Charter Representations and Warranties. Charter hereby represents and warrants to the Citizens Parties as follows:

(a)    Organization and Qualification. Charter is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Charter has the power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted. Charter is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except, as to good standing only, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Charter Material Adverse Effect. The copies of the articles of incorporation, bylaws, and other organizational and governing documents of Charter and its Subsidiaries previously provided or made available to the Citizens Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Charter nor any Subsidiary of Charter is in violation of its respective articles of incorporation, bylaws, or other organizational or governing documents. The minute books of Charter and its Subsidiaries constitute, in all material respects, a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof) and other governing bodies and their respective shareholders, members, partners, and other securityholders, in each case for the periods covered thereby.

(b)    Subsidiaries and Other Interests. Except as set forth on Schedule 4.2(b) of the Charter Disclosure Memorandum, Charter has no Subsidiaries. Except (i) as set forth on Schedule 4.2(b) of the Charter Disclosure Memorandum, and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Charter nor any Subsidiary of Charter owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

(c)    Capitalization. The authorized capital stock of Charter consists of 2,645,000 shares of Charter Common Stock, of which 1,690,150 shares were issued and outstanding as of the date of this Agreement. There are no other classes or series of authorized, issued, or outstanding capital stock of Charter. No shares of Charter Stock are held in treasury by Charter or otherwise owned, directly or indirectly, by Charter. All of the issued and outstanding shares of Charter Common Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable with no personal Liability attaching to the ownership thereof, and none of the issued and outstanding shares of Charter Common Stock have been issued in violation of the preemptive or other rights of any Person. There are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Charter to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Charter capital stock, or securities convertible into or exercisable for shares of Charter capital stock, or that require or obligate or could require or obligate Charter to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of Charter to repurchase, redeem, or otherwise acquire any shares of its capital stock. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Charter may vote are issued or outstanding. Set forth on Schedule 4.2(c) of the Charter Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions on or with respect to Charter Common Stock that have been declared, set aside, or paid since January 1, 2017, as well as all shares of Charter capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Charter since January 1, 2017.

(d)    Authority. Charter has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Charter and the consummation by Charter of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors of Charter, and no other corporate actions or proceedings on the part of Charter are necessary to authorize the execution and delivery of this Agreement by Charter and the consummation by Charter of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Charter in accordance with the articles of incorporation and bylaws of Charter and applicable Law. The board of directors of Charter has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Charter and its shareholders and has directed that this Agreement be submitted to the shareholders of Charter for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Charter approve this Agreement. This Agreement has been duly and validly executed and delivered by Charter and constitutes a valid and legally binding obligation of Charter enforceable against Charter in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

(e)    No Violations. Neither the execution, delivery, or performance of this Agreement by Charter nor the consummation of the transactions contemplated by this Agreement will (i) violate the articles of incorporation, bylaws, or other organizational or governing documents of Charter or any of its Subsidiaries; or (ii) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, (A) violate any Law, permit, or license to which Charter or any of its Subsidiaries (or the properties or assets of Charter or any of its Subsidiaries) are subject or by which Charter or any of its Subsidiaries (or the properties or assets of Charter or any of its Subsidiaries) are bound; or (B) constitute a breach or violation of or a default under (or an event which, with notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Charter or any of its Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which Charter, or any of its Subsidiaries, is a party, or to or by which any of the properties or assets of Charter, or any of its Subsidiaries, may be subject or bound.

(f)    Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Charter, or any of its Subsidiaries, in connection with the execution and delivery of this Agreement by Charter or the consummation by Charter of the Merger or the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the FDIC, the Federal Reserve, the MDBCF (together with related approvals of the offices of the Governor, the Attorney General, and the Secretary of State of the State of Mississippi), and the United States Department of Justice (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the MDBCF; (iii) the approval of this Agreement by the shareholders of Charter; and (iv) as set forth on Schedule 4.2(f) of the Charter Disclosure Memorandum. As of the date hereof, Charter has no Knowledge of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)    Reports. Charter, and each of its Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the FDIC, the MDBCF, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(h)    Reserved.

(i)    Financial Statements. Charter has previously delivered to the Citizens Parties true, complete, and correct copies of (i) the consolidated balance sheets of Charter and its Subsidiaries as of the fiscal years ended December 31, 2018, 2017, and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit reports of Charter’s independent registered public accounting firm (the “Audited Charter Financials”); and (ii) the unaudited consolidated balance sheet of Charter and its Subsidiaries as of March 31, 2019 (the “Interim Financials Date”), and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the three-month period ended March 31, 2019 (the “Interim Charter Financials”). The Charter Financial Statements were prepared from and in accordance with the books and records of Charter and its Subsidiaries, fairly present in all material respects the consolidated financial position of Charter and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of Charter and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto or as otherwise required by regulatory accounting requirements applicable to insured depository institutions generally, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. No financial statements of any entity or enterprise other than Charter and its Subsidiaries are required by GAAP to be included in the financial statements of Charter. The books and records of Charter and its Subsidiaries have been, and are being, maintained in accordance with GAAP, or, where otherwise required, regulatory accounting requirements applicable to insured depository institutions generally, consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions. True, complete, and correct copies of the Interim Charter Financials are included as Schedule 4.2(i) of the Charter Disclosure Memorandum.

(j)    Undisclosed Liabilities. Neither Charter nor any of its Subsidiaries has, or has incurred, any material Liability required to be reflected or disclosed on, or reserved against in, a balance sheet prepared in accordance with GAAP, or regulatory accounting requirements applicable to insured depository institutions generally, or a Consolidated Report of Condition and Income (Call Report), other than (i) Liabilities reflected on or reserved against in the Interim Charter Financials; (ii) Liabilities incurred since the Interim Financials Date in the ordinary course of business consistent with past practice that, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Charter Material Adverse Effect; (iii) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby; or (iv) as set forth on Schedule 4.2(j) of the Charter Disclosure Memorandum.

(k)    Absence of Certain Changes or Events.

(i)    Since December 31, 2018, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Charter Material Adverse Effect.

(ii)    Since December 31, 2018, Charter and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 2018, neither Charter nor any of its Subsidiaries has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, or failed or omitted to take, any action that, if taken or omitted after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k)(ii) of the Charter Disclosure Memorandum.

(l)    Litigation. Except as set forth on Schedule 4.2(l)(i) of the Charter Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of Charter, threatened against or affecting Charter or any of its Subsidiaries or any property, asset, right, or interest of Charter or any of its Subsidiaries, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Charter Material Adverse Effect, and, to the Knowledge of Charter, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Set forth on Schedule 4.2(l)(ii) of the Charter Disclosure Memorandum is a true, correct, and complete list, as of the date of this Agreement, of each suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding pending or, to the Knowledge of Charter, threatened against or affecting Charter or any of its Subsidiaries or any property, asset, right, or interest of Charter or any of its Subsidiaries. Neither Charter or any of its Subsidiaries, nor any of the properties or assets of Charter or any of its Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m)    Regulatory Actions. Since January 1, 2017, neither Charter nor any of its Subsidiaries, has been a party to or subject to any cease and desist order, prompt corrective action directive, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of Charter, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, prompt corrective action directive, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Charter or any of its Subsidiaries. Since January 1, 2017, there have been no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies, or procedures of Charter or any of its Subsidiaries.

(n)    Compliance with Laws; Deposit Insurance.

(i)    Charter and its Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, in all material respects, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the Community Reinvestment Act of 1977, as amended (the “CRA”); the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Charter Material Adverse Effect, Charter and its Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as heretofore or presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of Charter, no suspension or cancellation of any of them is threatened.

(ii)    The deposits of Charter are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and Charter has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Charter, threatened.

(o)    Taxes.

(i)    Charter and its Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Charter Returns”). Neither Charter nor any of its Subsidiaries currently are the beneficiary of any extension of time within which to file any Charter Returns. All of the Charter Returns are true, correct, and complete in all material respects, and all Taxes due and payable by Charter and its Subsidiaries with respect to the periods covered by such Charter Returns have been paid (whether or not shown on any Charter Returns). The accruals and reserves for Taxes reflected in the Interim Charter Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Charter and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Charter Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Charter and its Subsidiaries, will be adequate, in accordance with GAAP, to cover all unpaid Taxes of Charter and its Subsidiaries accruing through the Closing Date. No written claim has ever been made against Charter or any of its Subsidiaries by a Governmental Entity in a jurisdiction where Charter or its Subsidiaries do not file Tax Returns that Charter or any of its Subsidiaries are or may be subject to taxation in that jurisdiction (other than transaction taxes associated with making loans in the ordinary course of Charter’s business such as mortgage and indebtedness taxes, which taxes have been paid as they were due). No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Charter Return has been agreed to or entered into or granted (by Charter or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from Charter or any of its Subsidiaries, and neither Charter nor any of its Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii)    Any estimated income Taxes for the 2019 taxable year required to be paid by or with respect to, or in respect of the operations of, Charter or any of its Subsidiaries have been paid to the proper taxing authorities, except to the extent the failure to make any such payment, individually or in the aggregate, would not reasonably be expected to have a Charter Material Adverse Effect. All Taxes that Charter or any of its Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, independent contractor, shareholder, nonresident, creditor, or other third party (including amounts paid or owing by or to Charter or any of its Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; Charter and its Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and Charter and its Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws, except for failures to withhold, collect, pay, or file and such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Charter Material Adverse Effect.

(iii)    Set forth on Schedule 4.2(o)(iii) of the Charter Disclosure Memorandum is a true, correct, and complete list of all Charter Returns filed by or with respect to Charter or any of its Subsidiaries with respect to any taxable periods ended on or after December 31, 2015, and Charter has delivered or made available to the Citizens Parties true, correct, and complete copies of all of such Charter Returns. Charter has delivered or made available to the Citizens Parties true, correct, and complete copies of all audit reports, statements of deficiencies, and similar documents issued by a Governmental Entity relating to the Charter Returns which Charter has in its possession or control. Set forth on Schedule 4.2(o)(iii) of the Charter Disclosure Memorandum is a true, correct, and complete list of all deficiencies proposed as a result of Governmental Entity audits, all of which have been paid or, as set forth on such schedule, have been settled or are being contested in good faith in appropriate proceedings.

(iv)    No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of Charter, threatened against or with respect to Charter or any of its Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of Charter there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by Charter or its Subsidiaries with respect to any Taxes. No deficiencies have been asserted against Charter or its Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result, individually or in the aggregate, in a proposed material deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of Charter or its Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)    Neither Charter nor any of its Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Charter nor any of its Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Charter or its Subsidiaries.

(vi)    There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any director, officer, employee, or independent contractor, or any former director, officer, employee, or independent contractor, of Charter or its Subsidiaries that, individually or collectively with any other such Contracts or plans, will, or could reasonably be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code; or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Charter nor any of its Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code.

(vii)    Except as set forth on Schedule 4.2(o)(vii) of the Charter Disclosure Memorandum, (A) neither Charter nor any of its Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Charter nor any of its Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Charter nor any of its Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)    Charter and its Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither Charter nor its Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2; or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to Charter or its Subsidiaries. Neither Charter nor any of its Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax Liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. Charter and its Subsidiaries have disclosed on all Charter Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Charter nor any of its Subsidiaries, has incurred, and no state of affairs exist that could result in Charter, or any of its Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)    None of the assets, properties, or rights of Charter or its Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code; (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986; or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither Charter nor any of its Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Charter nor any of its Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Charter, or any of its Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Charter which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)    Set forth on Schedule 4.2(o)(x) of the Charter Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which Charter or its Subsidiaries are parties or in which Charter or its Subsidiaries participate; and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that Charter or its Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)    Neither Charter nor any of its Subsidiaries has ever distributed stock of another Person or had its stock distributed by another Person in a transaction that purported or was intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Charter nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Charter or its Subsidiaries, and the IRS has not proposed any such change in accounting method. Neither Charter nor any of its Subsidiaries is or, during the five-year period immediately preceding the date of this Agreement, has been an “S” corporation within the meaning of Section 1361(a)(1) of the Code.

(xii)    For purposes of this Section 4.2(o), (A) references to Charter shall be deemed to include any predecessor to Charter, any Person which merged or was liquidated with or into Charter, any direct or indirect Subsidiary of Charter, and any Person from which Charter has incurred any Liability for Taxes as a result of transferee liability; and (B) references to Charter shall be deemed to include any predecessor to Charter, any Person which merged or was liquidated with or into Charter, any direct or indirect Subsidiary of Charter, and any Person from which Charter has incurred any Liability for Taxes as a result of transferee liability.

(p)    Material Contracts.

(i)    Set forth on Schedule 4.2(p)(i) of the Charter Disclosure Memorandum, in paragraphs corresponding to each lettered paragraph below, is a true, correct, and complete list of the following Contracts to which Charter, or any of its Subsidiaries, is a party, by which Charter, or any of its Subsidiaries, is bound, or to which Charter, or any of its Subsidiaries, or any of the properties or assets of Charter or any of its Subsidiaries, are subject (whether or not actually set forth on such schedule, collectively, the “Charter Material Contracts”):

(A)    Any Contract (other than Contracts for Charter Loans made in the ordinary course of business) that involves, or could reasonably be expected to involve, annual receipts or disbursements of $15,000 or more or aggregate receipts or disbursements of $75,000 or more over the life of the Contract;

(B)    Any Contract that requires Charter or any of its Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)    Any Contract that provides for the indemnification by Charter or any of its Subsidiaries, of any Person, or the express assumption by Charter or any of its Subsidiaries, of any Tax, environmental, or other Liability of any Person;

(D)    Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Charter or any of its Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $15,000 or more;

(E)    Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, salary continuation agreement, deferred compensation agreement, stock option agreement, restricted stock agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or independent contractor of or to Charter or its Subsidiaries (excluding commercially standard confidentiality and non-disclosure provisions included in vendor agreements entered into by Charter in the ordinary course of business);

(F)    Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, independent contractor, or Affiliate of Charter or its Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)    Any Contract under which any payment (whether change of control, severance, or otherwise) will become due to any current or former director, officer, employee, independent contractor, or other service provider as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(H)    Any Contract that provides for compensation or benefits that will be increased, or under which compensation or benefits will be accelerated, as of result of or upon the execution or delivery of this Agreement or the consummation of the any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or that provides for compensation or benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(I)    Any Contract that provides for any payments by Charter or any of its Subsidiaries, upon a change of control;

(J)    Any Contract that limits or purports to limit the right of Charter or any of its Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(K)    Any partnership, joint venture, limited liability company, or similar Contract;

(L)    Any Contact with respect to the ownership, occupancy, management, lease (as lessor, lessee, or otherwise), or operation of real property;

(M)    Any data processing or information technology Contract other than (i) non-exclusive end user license agreements granted in the ordinary course of business and (ii) cell phone contracts, internet service contracts, and other similar arrangements in the ordinary course of business;

(N)    Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Charter or its Subsidiaries;

(O)    Any Contract that relates to indebtedness of or borrowings of money by Charter or any of its Subsidiaries, in excess of $15,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(P)    Any Contract relating to the acquisition, transfer, sale, or issuance of, or affecting or dealing with, any securities of Charter or its Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; and

(Q)    Any Contract not terminable on 30 days or less notice without any payment or penalty and involving disbursements or payments by Charter or its Subsidiaries in excess of $15,000 per annum or in excess of $75,000 over the life of the Contract.

(ii)    A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Charter Material Contract, as amended through the date of this Agreement, has been previously provided or made available to the Citizens Parties. Each of the Charter Material Contracts is in full force and effect and is a valid and binding obligation of Charter or its Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Charter or its Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Charter and its Subsidiaries have performed all duties and obligations required to be performed by them under each Charter Material Contract. Neither Charter, its Subsidiaries, nor any other party thereto is in breach or violation of or default under any Charter Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Charter Material Contract; (B) the right to accelerate the maturity of or performance under any Charter Material Contract; or (C) the right to cancel, terminate, or modify any Charter Material Contract.

(iii)    Except as set forth on Schedule 4.2(p)(iii) of the Charter Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms of any Charter Material Contract as a result of Charter’s execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby; and (B) assuming the consents, approvals, waivers, and notices referred to in clause (A) are obtained, given, and delivered, neither Charter’s execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Charter Material Contract, accelerate the maturity of or performance under any Charter Material Contract, or cancel, terminate, or modify any Charter Material Contract.

(q)    Intellectual Property; Information Technology Systems.

(i)    Set forth on Schedule 4.2(q)(i) of the Charter Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of all of the Intellectual Property owned, leased, or licensed by Charter or its Subsidiaries, or used by Charter or its Subsidiaries in the conduct of their respective businesses (collectively, the “Charter Intellectual Property”). All required filings and fees related to Charter Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Charter Intellectual Property registrations are in good standing.

(ii)    There is no breach or default or alleged breach or default by Charter or its Subsidiaries or, to the Knowledge of Charter, any third party of or under any such license or other Contract, and to the Knowledge of Charter, there is no state of facts or circumstances which, with or without notice or lapse of time or both, would constitute such a breach or default.

(iii)    Charter or one of its Subsidiaries, is the sole and exclusive owner of all of the Charter Intellectual Property not leased or licensed to Charter or one of its Subsidiaries, free and clear of any Liens, and, with respect to any Charter Intellectual Property leased or licensed to Charter or one of its Subsidiaries, has a valid and enforceable lease, license, or other right to use such Charter Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the Charter Disclosure Memorandum, no leases, licenses, or other rights have been granted by Charter or its Subsidiaries to third Persons with respect to any such Charter Intellectual Property. Charter and its Subsidiaries own or possess rights to use the Charter Intellectual Property without any conflict with the rights of others or any known use by others which conflicts with the rights of Charter or its Subsidiaries. Neither Charter nor any of its Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Charter or its Subsidiaries of any of the Charter Intellectual Property. Neither Charter nor any of its Subsidiaries, has received notice of, and to the Knowledge of Charter there is no basis for, any claimed conflict with respect to any of the Charter Intellectual Property or any claim against Charter or its Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Charter or its Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Charter Intellectual Property is invalid or defective in any way.

(iv)    Set forth on Schedule 4.2(q)(iv) of the Charter Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Charter Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Charter Intellectual Property, in connection with the Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that the need to record the transactions contemplated by this Agreement against all registered or recorded Charter Intellectual Property does not have to be expressly identified on Schedule 4.2(q)(iv) of the Charter Disclosure Memorandum.

(v)    All information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of Charter and its Subsidiaries (collectively, the “Charter IT Systems”) have, to the Knowledge of Charter, been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Charter IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Since January 1, 2017, neither Charter nor any of its Subsidiaries, has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Charter IT Systems. Charter and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Charter nor any of its Subsidiaries, is in breach of or default under any Contract relating to any of the Charter IT Systems.

(vi) Charter and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard, and maintain the confidentiality, integrity, and security of (A) their information technology systems and software owned or purported to be owned by them; and (B) all information, data, and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws (the “Charter Data”), against any unauthorized or improper use, access, transmittal, interruption, modification, or corruption. Charter and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, including without limitation Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Charter pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Charter Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2017, there have not been any, pending or, to the Knowledge of Charter, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (A) any of Charter’s or its Subsidiaries’ information technology systems; or (B) Charter Data or any other such information collected, maintained, or stored by or on behalf of Charter or its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise, or disclosure thereof).

(r)    Labor and Employment Matters.

(i)    Charter and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Charter nor any of its Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Charter or any of its Subsidiaries, the subject of any proceeding in which it is asserted that Charter or any of its Subsidiaries, has committed an unfair labor practice or seeking to compel Charter or any of its Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of Charter, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Charter or any of its Subsidiaries, pending or, to the Knowledge of Charter, threatened.

(ii)    Set forth on Schedule 4.2(r)(ii) of the Charter Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of Charter or its Subsidiaries; (B) each such employee’s current rate of compensation and bonus or incentive compensation arrangements; and (C) each such employee’s date of hire and accrued vacation, sick leave, personal leave, and paid time off, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Charter Disclosure Memorandum are the names of any employees of Charter or its Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee or former employee of Charter or its Subsidiaries.

(iii)    To the Knowledge of Charter, no director, officer, employee, or independent contractor of Charter or its Subsidiaries is a party to or otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Charter or its Subsidiaries to conduct its business as currently conducted or the ability of such Person to perform and carry out such Person’s duties or responsibilities.

(iv)    Neither Charter nor any of its Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Charter Benefit Plan (as defined below), should have been classified as an employee. Neither Charter nor any of its Subsidiaries, has any Liability for improperly excluding any Person who provides or has provided services to Charter or its Subsidiaries in any capacity from participating in any Charter Benefit Plan.

(v)    Except as set forth on Schedule 4.2(r)(v) of the Charter Disclosure Memorandum, as of the date of this Agreement, none of the officers or other employees of Charter (or any of its Subsidiaries) with a title of branch manager or higher have informed Charter (or any of its Subsidiaries) of their intent, and Charter does not have Knowledge that any of the officers or other employees of Charter (or any of its Subsidiaries) with a title of branch manager or higher have an intention, to terminate their employment with Charter (or any of its Subsidiaries) during the next 12 months, including in connection with the transactions contemplated by this Agreement.

(vi) There is no pending or, to the Knowledge of Charter, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Charter or its Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, wages and hours, or terms and conditions of employment (but excluding workers’ compensation matters), which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Charter Material Adverse Effect, and to the Knowledge of Charter, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s)    Benefit Plans.

(i)    Set forth on Schedule 4.2(s)(i) of the Charter Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, salary continuation, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, disability, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained, sponsored, or contributed to (or required to be contributed to) by Charter or an ERISA Affiliate for the benefit of or with respect to any present or former directors, officers, employees, independent contractors, or consultants of Charter or its Subsidiaries, or any spouse or dependent of any such Person, or under which Charter or an ERISA Affiliate has or may have any Liability or with respect to which Citizens or an ERISA Affiliate could reasonably be expected to have any Liability, contingent or otherwise (herein referred to collectively as the “Charter Benefit Plans”), including any and all plans or policies offered to employees of Charter or any of its Subsidiaries, with respect to which Charter or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Charter Voluntary Plans”). Charter has previously delivered or made available to the Citizens Parties true, correct, and complete copies of all Charter Benefit Plans. There has been no announcement or commitment by Charter or any of its Subsidiaries, to create any additional Charter Benefit Plan, to amend any Charter Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such Charter Benefit Plan), or to terminate any Charter Benefit Plan.

(ii)    There is no pending, threatened, or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Charter Benefit Plan. All of the Charter Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended; the Patient Protection and Affordable Care Act of 2009, as amended; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act, as amended; the Mental Health Parity Act of 1996, as amended; the Mental Health Parity and Addiction Equity Act of 2008, as amended; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Newborns’ and Mothers’ Health Protection Act of 1996, as amended; the Women’s Health and Cancer Rights Act, as amended; and the Genetic Information Nondiscrimination Act of 2008, as amended), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Charter Benefit Plans or pursuant to which they are maintained or administered. There are no existing circumstances and no event has occurred that would reasonably be expected to adversely affect the qualified status of any Charter Benefit Plan. No audit of any Charter Benefit Plan by the IRS or the United States Department of Labor is ongoing or, to the Knowledge of Charter, threatened or was ongoing or closed, or to the Knowledge of Charter threatened, at any time during the past five years. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Charter Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon Charter or its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)    No Liability to the Pension Benefit Guaranty Corporation has been, or is expected by Charter or its Subsidiaries to be, incurred with respect to any Charter Benefit Plan that is subject to Title IV of ERISA (a “Charter Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Charter or any ERISA Affiliate. No Charter Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Charter Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Charter Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Charter Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the reporting requirement has not been waived has been required to be filed for any Charter Pension Plan within the 12-month period ending on the date of this Agreement. Neither Charter nor any of its Subsidiaries, has provided or is required to provide security to any Charter Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Charter nor any of its Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iv)    Each Charter Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Charter Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which Charter is entitled to rely under applicable IRS guidance), and to the Knowledge of Charter there are no facts or circumstances that could result in the revocation of any such favorable determination letter.

(v)    Except as set forth on Schedule 4.2(s)(v) of the Charter Disclosure Memorandum, neither Charter nor any of its Subsidiaries, has any obligations for post-retirement or post-

employment benefits under any Charter Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)    All contributions and payments (both employer and employee) required to be made with respect to any Charter Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Charter Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Charter Financials to the extent required by GAAP or regulatory accounting requirements. Each Charter Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code; or (B) is unfunded. Any unfunded Charter Benefit Plan pays benefits solely from the general assets of Charter, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Charter Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Charter Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Charter Benefit Plan and as required by ERISA. No unfunded Charter Benefit Plan is delinquent in the payment of benefits, and neither Charter nor any of its Subsidiaries, is delinquent in making its required contributions to any such unfunded Charter Benefit Plan so that the Charter Benefit Plan can pay benefits on a timely basis.

(vii)    All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been timely filed or distributed in accordance with applicable Law with respect to each Charter Benefit Plan. All required Tax filings with respect to each Charter Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since January 1, 2017, neither Charter nor any of its Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and there are no facts or circumstances that could reasonably be expected to result in Charter or any of its Subsidiaries, being required by the Code to file any such Form 8928.

(viii)    Except as set forth on Schedule 4.2(s)(viii) of the Charter Disclosure Memorandum, neither Charter nor any of its Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, salary continuation, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement, the transactions contemplated hereby, or the consummation of the transactions, including the Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, independent contractor, or consultant of Charter, or of any of its Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits (whether upon termination of employment or termination of such Contract after the date hereof or otherwise); (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to any of the Charter Benefit Plans excepting full vesting required on the termination of the Charter 401(k) plan; (C) result in any breach or violation of, or a default under, any of the Charter Benefit Plans; or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or the imposition of any Tax under Section 409A of the Code or the forgiveness of any indebtedness.

(ix)    Each Charter Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and has been administered (A) in good faith compliance with Section 409A of the Code during the period beginning October 1, 2004, through December 31, 2008 in all material respects; and (B) in compliance with Section 409A of the Code since January 1, 2009 in all material respects.

(x)    Persons being provided coverage under each Charter Benefit Plan are described in such Charter Benefit Plan as being eligible for coverage under such Charter Benefit Plan, and neither Charter nor any of its Subsidiaries, has any Liability for improperly including any Person as a participant in any Charter Benefit Plan in which such Person is or was not eligible for coverage.

(xi)    No Person is entitled to receive any additional payment (including without limitation any Tax gross-up or similar payment) from Charter or its Subsidiaries as a result of the imposition of any excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(xii)    To the extent required by applicable Law, all of the Charter Benefit Plans have been approved by the shareholders of Charter, as applicable, or the shareholders of corporations Charter has acquired.

(t)    Real and Personal Property.

(i)    Set forth on Schedule 4.2(t)(i) of the Charter Disclosure Memorandum is a true, correct, and complete list (by street address) as of the date of this Agreement of all real property owned by Charter or its Subsidiaries, including without limitation property carried on the books of Charter as “Other Real Estate Owned” (the “Owned Real Property”), and all real property leased by Charter or its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, collectively, the “Charter Properties”). Except for the Charter Properties, as of the date of this Agreement, neither Charter nor any of its Subsidiaries holds any interest (fee, leasehold, or otherwise) in any real property. Charter and its Subsidiaries have good and marketable title to all of the Owned Real Property (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Liens for current Taxes and assessments not yet due and payable for which adequate reserves have been established. There are no unpaid bills or claims for work performed on or at the Charter Properties other than bills for work that has been performed but which are not yet due and payable. Each lease pursuant to which Charter or its Subsidiaries lease the Leased Real Property is valid, binding, enforceable, and in full force and effect, and neither Charter nor any of its Subsidiaries, nor any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. Charter has previously delivered or made available to the Citizens Parties a true, correct, and complete copy of each such lease, including all amendments thereto. Each of the Charter Properties is in good condition (normal wear and tear excepted), conforms in all material respects with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by Charter to be adequate for the current business of Charter and its Subsidiaries. To the Knowledge of Charter, none of the buildings, structures, or other improvements located on any of the Charter Properties encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way and none of the buildings, structures, or other improvements located on any parcel adjoining the Charter Properties encroaches upon or over any portion of the Charter Properties.

(ii) Charter and its Subsidiaries are entitled to and have exclusive possession of the Leased Real Property. The Charter Properties are not subject to any other legally binding lease, tenancy, or license or any legally binding agreement to grant any such lease, tenancy, or license that materially interferes with Charter’s or its Subsidiaries’ use of the Charter Properties. There is no Person in possession or occupation of, or who has any current right to possession or occupation of, the Charter Properties other than Charter and its Subsidiaries. There are no easements of any kind on, in respect of, or affecting the Charter Properties that materially and adversely affect the rights of Charter and its Subsidiaries to use the Charter Properties for the conduct of their business.

(iii)    None of the Charter Properties, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and Charter has no Knowledge that any of the Charter Properties, or any such building, structure, fixture, or improvement, will or may be the subject of, or affected by, any such proceeding. There are no special, general, or other assessment proceedings affecting the Charter Properties which, if as a result of which a special, general, or other assessment were imposed, would materially increase the cost of using and operating the Charter Properties as currently used and operated by Charter and its Subsidiaries.

(iv)    Except as set forth on Schedule 4.2(t)(iv), none of the Charter Properties are located in any special flood hazard area or zone on any official flood hazard map published by the United States Federal Emergency Management Agency or in any wetland area as designated by the United States Army Corps of Engineers, the United States Environmental Protection Agency, or any applicable state or local agency. The Charter Properties are appropriately zoned for each of the purposes for which they are being used by Charter and its Subsidiaries.

(v)    Neither Charter nor any of its Subsidiaries, has experienced any material restriction in access to or from public roads or any material restriction in access to any utilities, including without limitation water, sewer, drainage, gas, electric, telephone, cable, and internet, used by Charter or its Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of Charter, threatened governmental action that could prohibit or materially interfere with such access; and, to the Knowledge of Charter, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination of or material reduction or impairment of such access. All existing utilities provided at the Charter Properties are adequate in all material respects for Charter’s and its Subsidiaries’ existing use and operation of the Charter Properties.

(vi)    Charter and its Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens. Each lease pursuant to which Charter or any of its Subsidiaries leases personal property is valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect, and neither Charter nor any of its Subsidiaries, nor to the Knowledge of Charter any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by Charter and its Subsidiaries is in good condition, normal wear and tear excepted.

(u)    Environmental Matters.

(i) Each of the Charter Properties, each of the Charter Participation Facilities, and, to the Knowledge of Charter, each of the Charter Loan Properties is, and as applicable has been during the period of Charter’s or its Subsidiaries’ ownership or operation thereof, in compliance with all Environmental Laws in all material respects. There is no suit, claim, action, demand, executive or administrative order, investigation, directive, or proceeding pending or, to the Knowledge of Charter, threatened against Charter or its Subsidiaries, or any Charter Participation Facility, (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law; or (B)

relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a site owned, leased, or operated by Charter or its Subsidiaries, or any Charter Participation Facility. To the Knowledge of Charter, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Charter Loan Property (or Charter or any of its Subsidiaries in respect of any Charter Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law; or (B) relating to the presence of or release into the environment of any Hazardous Substance, whether or not occurring at or on a Charter Loan Property. Neither Charter nor any of its Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it is or may be in material violation of or have any material Liability under any Environmental Law.

(ii)    To the Knowledge of Charter, there are no underground storage tanks at or on any of the Charter Properties, any other property operated by Charter or its Subsidiaries, or any Charter Participation Facility.

(iii) To Charter’s Knowledge, during the period of (A) Charter’s and its Subsidiaries’ ownership or operation of the Charter Properties; and (B) Charter’s or its Subsidiaries’ participation in the management of any Charter Participation Facility, there has been no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of Charter, prior to the period of (A) Charter’s or its Subsidiaries’ ownership or operation of the Charter Properties; or (B) Charter’s or its Subsidiaries’ participation in the management of any Charter Participation Facility, there was no contamination by or release of Hazardous Substances in, on, under, or affecting such properties, except for releases of Hazardous Substances, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)    Charter and its Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by Charter or its Subsidiaries, and Charter and its Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect.

(v)    Fairness Opinion. Prior to the Parties’ execution of this Agreement, the board of directors of Charter has received from FIG Partners, LLC, an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Charter Common Stock.

(w)    Broker Fees. Except as set forth on Schedule 4.2(w) of the Charter Disclosure Memorandum, neither Charter or its Subsidiaries, nor any of their respective officers, directors, employees, or agents, has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Charter or its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)    Loan Matters.

(i)    All Loans made, originated, or held by Charter or its Subsidiaries (collectively, the “Charter Loans”) (A) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; and (B) were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are and have been being maintained in all material respects, in accordance (i) with the relevant notes or other credit or security documents, the applicable underwriting and servicing standards of Charter (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and (ii) with all applicable Laws. To the Knowledge of Charter, none of the Charter Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, subject, however, to any rescission rights afforded by truth in lending Laws and the Enforceability Exceptions. The notes or other evidences of indebtedness evidencing the Charter Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(ii)    Except as set forth on Schedule 4.2(x)(ii) of the Charter Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by Charter or its Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Charter’s or its Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto in any material respect, including without limitation the Truth in Lending Act of 1968, as amended; Regulation B, Regulation O, and Regulation Z of the Federal Reserve; the CRA; the Equal Credit Opportunity Act, as amended; and any state Laws relating to consumer protection, installment sales, or usury.

(iii) Charter’s allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)    Except as set forth on Schedule 4.2(x)(iv) of the Charter Disclosure Memorandum, none of the Contracts pursuant to which Charter or its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any Liability on the part of Charter or its Subsidiaries to repurchase such Loans or interests therein.

(v)    Set forth on Schedule 4.2(x)(v) of the Charter Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by Charter or its Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Charter or its Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi)    Set forth on Schedule 4.2(x)(vi) of the Charter Disclosure Memorandum is a true, correct, and complete listing, as of April 30, 2019, by account of (A) each borrower, customer, or other Person who has notified Charter or its Subsidiaries during the past 12 months of, or has asserted against Charter or its Subsidiaries, any “lender liability” or similar claim of which Charter has Knowledge; and (B) all Loans of Charter and its Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’

original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Charter or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of April 30, 2019.

(vii)    Each Loan held by Charter or its Subsidiaries (A) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be; (B) to the extent secured, has been secured by valid Liens which have been perfected; and (C) is a legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions for each of clauses (A), (B), and (C).

(viii)    There are no material oral modifications or amendments related to any Loans held by Charter or its Subsidiaries that are not reflected in the written records of Charter or its Subsidiaries. All Loans held by Charter or its Subsidiaries are owned by Charter or its Subsidiaries free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Dallas. No claims of defense as to the enforcement of any Loan held by Charter or its Subsidiaries have been asserted in writing against Charter or its Subsidiaries for which there is a reasonable possibility of an adverse determination. None of the Loans held by Charter or its Subsidiaries are presently serviced by third parties, and there is no obligation which could result in any such Loan becoming subject to any third party servicing.

(ix)    Neither Charter nor its Subsidiaries is now or has been since January 1, 2017, subject to any material fine, suspension, or settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale, or servicing of mortgage or consumer Loans.

(y)    Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business in compliance with applicable Law and except as otherwise set forth on Schedule 4.2(y) of the Charter Disclosure Memorandum, no current or former officer or director of Charter or its Subsidiaries, or any Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Charter or its Subsidiaries.

(z)    Insurance. Set forth on Schedule 4.2(z) of the Charter Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Charter or its Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Charter Insurance Policies”), including for each such Charter Insurance Policy (i) the name of the insurer; (ii) the named insured(s); (iii) the nature of the coverage; (iv) the policy limits (on a per occurrence and aggregate basis); (v) the annual premiums; and (vi) the expiration date. All of the Charter Insurance Policies are in full force and effect. Neither Charter nor any of its Subsidiaries is in default under any Charter Insurance Policy, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Charter Insurance Policies. All premiums due and payable with respect to the Charter Insurance Policies have been timely and fully paid, and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by Charter or its Subsidiaries pending under any of the Charter Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Charter nor any of its Subsidiaries has received notice of any termination of (actual or threatened), material premium increase with respect to, or material alteration of coverage under any of the Charter Insurance Policies.

(aa)    Investment Securities. Charter and its Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Charter and their Subsidiaries. Such securities and commodities are valued on the books of Charter and its Subsidiaries in accordance with GAAP. Charter and its Subsidiaries employ investment, securities, commodities, risk management, and other policies, practices, and procedures that are prudent and reasonable in the context of their respective businesses, and prior to the date of this Agreement, Charter has made available to the Citizens Parties true, correct, and complete copies of or the material terms of such policies, practices, and procedures. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Charter or its Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither Charter nor any of its Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives”; or (ii) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)    Securities Transactions. All offers and sales of securities by Charter were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities or “blue sky” Laws. Neither Charter nor, to the Knowledge of Charter, any director, officer, or employee of Charter, any Person related to any such director, officer, or employee by blood, marriage, or adoption and residing in the same household, or any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Charter Common Stock (or other securities issued by Charter) in violation of any applicable provision of federal or state securities Laws.

(cc)    Transactions with Affiliates. All “covered transactions” between Charter and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd)    Fiduciary Accounts. Charter and its Subsidiaries have properly administered all accounts for which they serve or act as a fiduciary, including without limitation accounts for which they serve as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Charter nor any of its Subsidiaries, nor to the Knowledge of Charter any of its or its Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee)    Tax Treatment of Transaction. Charter has no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(ff)    CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Charter received a rating of “Satisfactory” or better during its most recent examination or interim review with respect to the CRA. Charter does not have Knowledge of any facts or circumstances that would be expected to cause Charter (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy

Act of 1970, as amended, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Charter. To the Knowledge of Charter, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause Charter to undertake any remedial action. The board of directors of Charter has adopted, and Charter has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Charter has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg)    Internal Controls. The records, systems, controls, data, and information of Charter and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Charter and its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have a material adverse effect on Charter’s or its Subsidiaries’ system of internal accounting controls. Charter and its Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Charter or its Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2017, (i) neither Charter nor its Subsidiaries, nor any director, officer, or employee of Charter or its Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Charter or its Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that Charter or its Subsidiaries have engaged in questionable accounting or auditing practices; and (ii) no attorney representing Charter or its Subsidiaries, or any other Person, whether or not employed by Charter or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by Charter or its Subsidiaries, or any of the officers, directors, or employees of Charter or its Subsidiaries, to the board of directors of Charter or its Subsidiaries (or any committee thereof) or, to the Knowledge of Charter, to any director or executive officer of Charter or its Subsidiaries. To the Knowledge of Charter, there has occurred no fraud, whether or not material, that involves management or other employees who have a role in Charter’s internal controls over financial reporting.

(hh)    Regulatory Capital. Charter is “well-capitalized” as such term is defined in 12 C.F.R. § 325.103.

(ii)    Required Shareholder Vote. The affirmative vote of a majority of the issued and outstanding shares of Charter Common Stock is required for the approval of this Agreement and the Merger by the shareholders of Charter under the articles of incorporation and bylaws of Charter and applicable Law.

(jj)    State Antitakeover Laws. Charter has taken (through its board of directors or otherwise) all action required to render inapplicable to this Agreement and the transactions contemplated hereby any otherwise applicable state antitakeover Laws, including without limitation any “moratorium,” “control share,” “fair price,” or “interested shareholder” Law.

(kk)    No Further Representations. Except for the representations and warranties made by Charter in this Article IV (including the related portions of the Charter Disclosure Memorandum), neither Charter nor any other Person, makes or has made any express or implied representation or warranty with respect to Charter or its Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of Charter and its Subsidiaries, and Charter hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Charter nor any other Person, makes or has made any representation or warranty to the Citizens Parties or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to Charter or its Subsidiaries or the respective businesses of Charter and its Subsidiaries; or (ii) except for the representations and warranties made by Charter in this Article IV, any oral or written information presented, delivered, or made available to the Citizens Parties or any of their Affiliates or representatives in the course of their due diligence investigation of Charter or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CITIZENS PARTIES

Section 5.1    Citizens Disclosure Memorandum. Prior to or simultaneously with the Parties’ execution and delivery of this Agreement, the Citizens Parties have delivered to Charter a confidential memorandum (the “Citizens Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Citizens Parties contained in this Article V, making specific reference in such Citizens Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2    The Citizens Parties’ Representations and Warranties. Subject to and except as disclosed in the Citizens Securities Filings (as defined below) filed prior to the date hereof (but excluding any risk factor disclosures under the heading “Risk Factors,” any forward-looking statement disclosures or disclaimers, and any other disclosures that are cautionary, predictive, or forward-looking in nature), the Citizens Parties hereby represent and warrant to Charter as follows:

(a)    Organization and Qualification. Citizens is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi and is duly registered as a bank holding company under the BHC Act. Citizens Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Each of Citizens and Citizens Bank has the corporate power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Citizens and Citizens Bank is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing and qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Citizens Material Adverse Effect. Neither Citizens or Citizens Bank nor any Subsidiary of Citizens or Citizens Bank is in violation of its respective articles of incorporation, bylaws, or other organizational documents.

(b)    Capitalization. As of the date of this Agreement, the authorized capital stock of Citizens consists of (i) 22,500,000 shares of Citizens Common Stock, of which 4,904,530 shares are issued and outstanding, and (ii) 5,000,000 shares of Citizens Preferred Stock, no shares of which are issued and outstanding. The authorized capital stock of Citizens Bank consists of 120 shares of Citizens Bank Common Stock, of which 120 shares are issued and outstanding and owned by Citizens. As of the date of this Agreement, there are no other classes or series of authorized, issued, or outstanding capital stock of Citizens or Citizens Bank. All of the issued and outstanding shares of Citizens Stock and Citizens Bank Common Stock have been duly and validly authorized and issued in compliance in all material respects with all applicable Laws and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and none of the issued and outstanding shares of Citizens Stock or Citizens Bank Common Stock have been issued in violation of the preemptive rights of any Person. All of the shares of Citizens Stock that will be issued in connection with the Closing will be duly and validly authorized and issued in compliance in all material respects with all applicable Laws and will be fully paid and non-assessable with no personal liability attaching to the ownership thereof and no restrictions on the transferability thereof, and none of such shares will have been issued in violation of the preemptive rights of any Person.

(c)    Authority. The Citizens Parties have all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, notices, and filings and registration referred to in Section 5.2(e), to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Citizens Parties and the consummation by the Citizens Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of the Citizens Parties, and no other corporate actions or proceedings on the part of the Citizens Parties are necessary to authorize the execution and delivery of this Agreement by the Citizens Parties and the consummation by the Citizens Parties of the transactions contemplated hereby. The boards of directors of the Citizens Parties have determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Citizens Parties and their respective shareholders. This Agreement has been duly and validly executed and delivered by the Citizens Parties and constitutes a valid and legally binding obligation of the Citizens Parties enforceable against the Citizens Parties in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(d)    No Violations. Neither the execution, delivery, or performance of this Agreement by the Citizens Parties nor the consummation of the transactions contemplated by this Agreement will (i) violate the articles of incorporation or bylaws of either of the Citizens Parties; or (ii) assuming that the consents, approvals, waivers, notices, and filings and registrations referred to in Section 5.2(e) have been obtained, given, and made and all applicable waiting periods have expired, violate any Law to which the Citizens Parties or any of their respective Subsidiaries (or the properties or assets of the Citizens Parties or any of their respective Subsidiaries) are subject or by which the Citizens Parties or any of their respective Subsidiaries (or the properties or assets of the Citizens Parties or any of their respective Subsidiaries) are bound.

(e)    Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity are required to be obtained, given, or made by Citizens or Citizens Bank in connection with the execution and delivery of this Agreement by the Citizens Parties or the consummation of the Merger or the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the MDBCF; (iii) the filing with the SEC of the Proxy Statement/Prospectus in definitive form and the Registration Statement (in which the

Proxy Statement/Prospectus will be included as a prospectus), and declaration of effectiveness of the Registration Statement by the SEC; (iv) such other filings, notices, registrations, consents, declarations, and approvals as are required to be made, given, or obtained under or pursuant to applicable federal or state securities Laws or the rules of Nasdaq, including without limitation those required to be made, given, or obtained in connection with the issuance by Citizens of shares of Citizens Common Stock as Merger Consideration pursuant to this Agreement; and (v) the approval of the listing on Nasdaq of the shares of Citizens Common Stock to be issued as Merger Consideration. As of the date hereof, the Citizens Parties are not aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(e) will not be obtained or received without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(f)    Securities Filings. Citizens has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that Citizens has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since January 1, 2016 (collectively, the “Citizens Securities Filings”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), none of the Citizens Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Citizens Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such Citizens Securities Filings.

(g)    Litigation. There are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Citizens Parties, threatened against Citizens or Citizens Bank or any of their respective Subsidiaries as to which there is a reasonable probability of an adverse determination and which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Citizens Material Adverse Effect, and to the Knowledge of the Citizens Parties there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither Citizens nor Citizens Bank nor any of their respective Subsidiaries, nor any of the properties or assets of Citizens or Citizens Bank or any of their respective Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Citizens Material Adverse Effect.

(h)    Compliance with Laws; Deposit Insurance.

(i)    The Citizens Parties and their respective Subsidiaries have at all times since January 1, 2017, complied with, and are currently in compliance with, all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto; the Equal Credit Opportunity Act, as amended; the Fair Housing Act, as amended; the Fair Credit Reporting Act, as amended; the Truth in Lending Act of 1968, as amended; the CRA; the Home Mortgage Disclosure Act of 1975, as amended; the Bank Secrecy Act of 1970, as amended; the USA PATRIOT Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended; all Laws relating to data protection or privacy; and all other applicable anti-money laundering Laws, fair lending Laws, and Laws relating to discriminatory lending, financing, leasing, or business practices or the origination, sale, or servicing of mortgage loans, except where noncompliance with such applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Citizens

Material Adverse Effect. Except in each case as would not reasonably be expected to have a Citizens Material Adverse Effect, the Citizens Parties and their respective Subsidiaries have, and have at all times had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Citizens Parties, no suspension or cancellation of any of them is threatened.

(ii)    The deposits of Citizens Bank are insured by the FDIC in accordance with the FDIA to the full extent permitted by Law, and Citizens Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of the Citizens Parties, threatened.

(i)    Broker Fees. Except for Keefe, Bruyette & Woods, Inc., and fees and expenses payable thereto, neither the Citizens Parties nor any of their officers, directors, employees, or agents has engaged or employed any broker, investment banker, or finder or incurred any Liability for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of the Citizens Parties in connection with this Agreement or the transactions contemplated hereby.

(j)    Reports. The Citizens Parties, and each of their Subsidiaries, have timely filed or furnished, as applicable, all reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments (together with any amendments required to be made with respect thereto) that they have been required to file or furnish since January 1, 2017, with or to the FDIC, the MDBCF, or any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, notices, applications, schedules, registration and proxy statements, and other filings, documents, and instruments were complete and accurate in all material respects and complied in all material respects with all applicable Laws.

(k)    Absence of Citizens Material Adverse Effect. Since March 31, 2019, there has been no effect, circumstance, occurrence, event, development, or change that, individually or taken together with all other effects, circumstances, occurrences, events, developments, and changes, has had or could reasonably be expected to have a Citizens Material Adverse Effect.

(l)    Tax Treatment of Transaction. The Citizens Parties have no Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(m)    Internal Controls. The Citizens Parties and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of the Citizens Parties or their Subsidiaries to record, process, summarize, and report financial information. Since January 1, 2017, (i) neither the Citizens Parties nor their Subsidiaries, nor any director, officer, or employee of the Citizens Parties or their Subsidiaries, has received any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Citizens Parties or their Subsidiaries or internal accounting controls, including any complaint, allegation, assertion, or claim that the Citizens Parties or their Subsidiaries have engaged in questionable accounting or auditing practices; and (ii) no attorney representing the Citizens Parties or their Subsidiaries, or any other Person, whether or not employed by the Citizens Parties or their Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty, or violation of banking or other Laws by the Citizens Parties or their Subsidiaries, or any of the officers, directors, or employees of the Citizens Parties or their Subsidiaries, to the board of directors of the Citizens Parties or their Subsidiaries (or any committee thereof) or, to the Knowledge of the Citizens Parties, to any director or executive officer of the Citizens Parties or their Subsidiaries. To the Knowledge of the Citizens Parties, there has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Citizens Parties’ internal controls over financial reporting.

(n)    Regulatory Capital. The Citizens Parties each are “well-capitalized” as such term is defined in 12 C.F.R. §§ 225.2(r), 325.103, as applicable.

(o)    Required Shareholder Vote. The affirmative vote of a majority of the issued and outstanding shares of Citizens Bank Stock is required for the approval of this Agreement and the Merger under the articles of incorporation and bylaws of Citizens Bank and applicable Law. No approval of the shareholders of Citizens is required under the articles of incorporation and bylaws of Citizens or applicable Law.

(p)    No Further Representations. Except for the representations and warranties made by the Citizens Parties in this Article V (including the related portions of the Citizens Disclosure Memorandum), neither the Citizens Parties nor any other Person makes or has made any express or implied representation or warranty with respect to Citizens or Citizens Bank or their respective Subsidiaries or the respective businesses, operations, assets, liabilities, or conditions (financial or otherwise) of the Citizens Parties and their respective Subsidiaries, and Citizens hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Citizens nor any other Person makes or has made any representation or warranty to Charter or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Citizens Parties or any of their respective Subsidiaries or the respective businesses of the Citizens Parties and their respective Subsidiaries; or (ii) except for the representations and warranties made by Citizens in this Article V, any oral or written information presented, delivered, or made available to Charter or any of its Affiliates or representatives in the course of their due diligence investigation of the Citizens Parties or their negotiation of this Agreement or otherwise in the course of the transactions contemplated hereby.

ARTICLE VI

CONDUCT PENDING THE MERGER

Section 6.1    Charter Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Citizens, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, Charter shall not and cause each of its Subsidiaries not to:

(a)    Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)    Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice, (ii) purchases of federal funds, and (iii) Federal Home Loan Bank advances with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so as to cause Charter or its Subsidiaries to incur any prepayment penalty thereunder; or purchase, accept, or renew any brokered deposits, except in the ordinary course of business consistent with past practice and with maturities of 24 months or less;

(c)    Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)    Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”); or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)    Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, purchase of any property or assets of any other Person, or otherwise, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)    Except as set forth on Schedule 6.1(f) of the Charter Disclosure Memorandum, enter into, renew, fail to renew, amend, modify, cancel, or terminate any new or existing Charter Material Contract;

(g)    Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices and where the principal amount of the subject Loan does not exceed $1,000,000; or (ii) Loans as to which Charter and its Subsidiaries have binding obligations to make such Loans (including, without limitation, lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Charter Disclosure Memorandum; provided, however, that neither Charter nor any of its Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person, if when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,000,000;

(h)    Extend credit to, directly or indirectly, any Person who has a Loan with Charter or its Subsidiaries that is classified by Charter (or any of their respective Subsidiaries) or the FDIC or the MDBCF as “doubtful,” “substandard,” or “special mention” or that is on non-accrual status (a “Charter Classified Borrower”);

(i)    Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Charter Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements; and (ii) where all outstanding Loans and commitments for Loans to such Charter Classified Borrower and such Charter Classified Borrower’s family members and Affiliates do not and would not exceed $300,000 in the aggregate;

(j)    Except in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Charter or its Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)    Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Charter or its Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $15,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l)    Increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; become a party to, establish, adopt, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, salary continuation, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation; elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or hire any employee with annualized base compensation (excluding health insurance and retirement plan benefits) in excess of $35,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)    Amend its articles of incorporation, bylaws, or other organizational or governing documents, or enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto;

(n)    Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)    Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p)    Make any capital expenditures in excess of $30,000 individually or $75,000 in the aggregate, other than in the ordinary course of business consistent with past practice or pursuant to binding commitments existing on the date hereof which are disclosed on Schedule 6.1(p) of the Charter Disclosure Memorandum;

(q)    Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facility, or file any application or notice to relocate or close or terminate the operations of any banking office or facility;

(r)    Except for interest rate caps and interest rate floors for individual Loans entered into in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)    Make any material changes in policies or procedures in existence on the date of this Agreement with regard to extensions of credit (or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon), investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)    Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real property without providing prior written notice to Citizens;

(u)    Make or change any material election in respect of Taxes, settle or compromise any material Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v)    Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied or (ii) a breach or violation of any provision of this Agreement;

(w)    Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x)    Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y)    Make any written communications to the officers or employees of Charter or its Subsidiaries, or any oral communications presented to a significant portion of the officers or employees of Charter or its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, without first providing Citizens a copy or written description of the intended communication and providing Citizens with a reasonable period of time to review and comment on the communication;

(z)    Engage in or conduct any demolition, remodeling, or material modifications or alterations to any of its business premises unless required by applicable Law, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof, ordinary wear and tear excepted;

(aa)    Subject any of its properties or assets to any Lien (other than Liens existing as of the date of this Agreement, Liens for current Taxes that are not yet due, and other than in connection with securing advances, repurchase agreements, and other borrowings from a Federal Home Loan Bank and transactions in federal funds);

(bb)    Take any action or fail to take any action, which action or failure to act would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(cc)    Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.2    The Citizens Parties Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or at the direction of a Governmental Entity, or with the prior written consent of Charter, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, the Citizens Parties shall not, and the Citizens Parties shall cause their respective Subsidiaries not to:

(a)    Fail to use commercially reasonable efforts to maintain and preserve intact their business organizations and advantageous customer and other business relationships;

(b)    Amend its articles of incorporation, bylaws, or other organizational or governing documents, which amendments require the prior approval of the Citizens shareholders;

(c)    Take any action that is intended or would reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VIII not being satisfied; or (ii) a breach or violation of any provision of this Agreement;

(d)    Take any action or fail to take any action, which action or failure to act would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)    Adjust, split, combine, or reclassify any of its capital stock;

(f)    Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(g)    Agree to do, make any commitment to do, or adopt any resolutions of their boards of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3    Absence of Control. It is the mutual intent of the Parties that (a) Citizens shall not, by reason of this Agreement, be deemed to control, directly or indirectly, Charter or to exercise, directly or indirectly, a controlling influence over the management or policies of Charter; and (b) Charter shall not, by reason of this Agreement, be deemed to control, directly or indirectly, Citizens or any of its Subsidiaries, or to exercise, directly or indirectly, a controlling influence over the management or policies of Citizens or any of its Subsidiaries.

ARTICLE VII

COVENANTS

Section 7.1    Acquisition Proposals.

(a)    Charter shall, and shall direct and use its commercially reasonable efforts to cause its Subsidiaries and their Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by Charter or its Subsidiaries) to, immediately cease and cause to be terminated any activities, discussions, or negotiations with any Person other than Citizens and Citizens Bank with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use its commercially reasonable efforts to enforce, and will direct and use their commercially reasonable efforts to cause its Subsidiaries to use their commercially reasonable efforts to enforce, any confidentiality, nondisclosure, or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of Charter or its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

(b)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Charter shall not, and shall direct and use its commercially reasonable efforts to cause its Subsidiaries and Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by Charter or its Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding Charter or its Subsidiaries to any Person other than Citizens and Citizens Bank relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than Citizens and Citizens Bank, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring Charter to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal.

(c)    In addition to the obligations of Charter set forth above, Charter shall promptly (within not more than 24 hours) advise Citizens orally and in writing of their receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an Acquisition Proposal, and shall keep Citizens informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to Citizens any written materials received by Charter or any of the Subsidiaries in connection therewith. Additionally, Charter shall contemporaneously provide or make available to Citizens all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to Citizens.

(d)    Reserved.

(e)    Charter agrees that irreparable damage would occur in the event any of the provisions of this Section 7.1 are breached or violated. Accordingly, it is agreed that the Citizens Parties shall be entitled to an injunction or injunctions to prevent breaches or violations of this Section 7.1 and to enforce specifically the terms and provisions of this Section 7.1 in any state or federal court having jurisdiction, this being in addition to any other remedy or relief to which the Citizens Parties may be entitled at law or in equity.

(f)    Nothing contained in this Section 7.1 shall prevent Charter or its board of directors from informing any Person who submits an unsolicited Acquisition Proposal of their obligations pursuant to this Section 7.1.

Section 7.2    Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could reasonably be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement; provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement, or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Charter Material Adverse Effect (as to any notice required to be given by Charter) or a Citizens Material Adverse Effect (as to any notice required to be given by the Citizens Parties); or (c) would, or could reasonably be expected to, prohibit or materially impede or delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give written notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

Section 7.3    Access and Information.

(a)    Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of Charter and compliance by Charter with their covenants and agreements set forth herein, and preparing for the Merger and the other matters contemplated by this Agreement, Charter shall, and shall cause its Subsidiaries to, afford to Citizens and Citizens Bank and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by Citizens and Citizens Bank) reasonable access during normal business hours to the books, records, Contracts, properties, assets, personnel, and information technology systems of Charter and its Subsidiaries, as well as such other information relating to Charter or its Subsidiaries as Citizens and Citizens Bank may reasonably request. Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, for the purpose of verifying the representations and warranties of the Citizens Parties and compliance by the Citizens Parties with their covenants and agreements set forth herein, the Citizens Parties shall, and shall cause their Subsidiaries to, afford to Charter and its representatives (including without limitation its directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by Charter) reasonable access during normal business hours to such information relating to Citizens or its Subsidiaries as Charter may reasonably request.

(b)    From the date of this Agreement until the Effective Time, Charter shall promptly furnish to the Citizens Parties (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity (other than any such materials which Charter is not permitted to disclose under applicable Law); and (ii) such other information regarding its and its Subsidiaries’ business, properties, assets, or personnel as the Citizens Parties may reasonably request. Additionally, prior to the Effective Time, Charter shall deliver to the Citizens Parties (i) as soon as practicable, but in no event more than 30 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its unaudited consolidated balance sheet and the related unaudited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows as of the end of and for such quarter prepared in accordance with GAAP; and (ii) as soon as practicable, but in no event more than 90 days, after the end of each fiscal year ending after the date of this Agreement, its audited consolidated balance sheet and the related audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows as of the end of and for such year (together with the notes thereto and accompanied by the audit reports of Charter’s independent registered public accounting firm) prepared in accordance with GAAP.

(c)    Any investigation by a Party or its representatives pursuant to this Section 7.3 shall be conducted in a manner that does not unreasonably interfere with the business operations of the Party being investigated. No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement. Neither Charter or Citizens nor their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 7.3 where such access or disclosure would violate or prejudice the rights of Charter’s or the Citizens Parties,’ as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense, or similar agreement between the Parties), or contravene any Law, fiduciary duty, or binding Contract entered into prior to the date of this Agreement. The Parties agree to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)    The Confidentiality Agreement, to the extent the same is not inconsistent with the terms of this Agreement, will remain in full force and effect following the date of this Agreement, whether or not the Merger occurs, in accordance with its terms, and each of Charter, on the one hand, and the Citizens Parties, on the other hand, shall hold all information furnished by or on behalf of any other Party or any of such other Party’s respective Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

Section 7.4    Regulatory Filings; Consents and Approvals.

(a)    Citizens shall prepare and the Parties shall cooperate with each other and use commercially reasonable efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement; provided that the Citizens Parties shall not be required to provide or make available to Charter the confidential portions of any filing made with a Governmental Entity or third party. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable, and Citizens agrees that it shall submit all regulatory applications to the appropriate Governmental Entity no later than the 30 days after the date of this Agreement. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Merger and other transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions.

(b)    To the extent permitted by law, each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as well as such other matters, as may be necessary, advisable, or appropriate in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their respective Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from

Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

Section 7.6    Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.6 shall prohibit a Party from making any disclosure that is necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.7    Charter Shareholders Meeting.

(a)    Charter and its board of directors shall take, in accordance with applicable Law and Charter’s articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Charter’s shareholders (including any adjournment or postponement thereof, the “Charter Meeting”) for the purpose of Charter’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Charter’s shareholders in order to consummate the transactions contemplated by this Agreement. Except with the prior approval of Citizens (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or the approval of Charter’s shareholders at the Charter Meeting. Charter and its board of directors (i) shall at all times prior to and during the Charter Meeting recommend to Charter’s shareholders the approval of this Agreement and the transactions contemplated hereby and shall take all reasonable and lawful action to solicit and obtain such approval; and (ii) shall not withdraw, modify, or qualify in any manner adverse to the Citizens Parties its recommendation that Charter’s shareholders approve this Agreement and the transactions contemplated hereby, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Change of Recommendation”). Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the shareholders of Charter at the Charter Meeting for the purpose of Charter’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by Charter’s shareholders in order to consummate the transactions contemplated by this Agreement. Additionally, Charter shall not submit to or for a vote of its shareholder(s) any Acquisition Proposal.

(b)    Charter shall adjourn or postpone the Charter Meeting if (i) as of the date of the Charter Meeting there are insufficient shares of Charter Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Charter Meeting; or (ii) as of the date of the Charter Meeting, Charter has not received proxies representing a sufficient number of shares necessary for the approval of this Agreement by the shareholders of Charter in accordance with Charter’s articles of incorporation and bylaws and applicable Law.

Section 7.8    Indemnification.

(a)    For a period of six years immediately following the Effective Time, the Surviving Banking Corporation shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of Charter, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of Charter or was serving at the request of Charter as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified, defended, and held harmless, subject to applicable Law, under the charter and bylaws of Charter as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to the advancement of expenses).

(b)    Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Banking Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Banking Corporation shall not relieve the Surviving Banking Corporation of any Liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Banking Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Banking Corporation shall have the right to assume the defense thereof and the Surviving Banking Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Banking Corporation elects not to assume such defense; or (B) if counsel for the Indemnified Party advises the Surviving Banking Corporation in writing that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Banking Corporation or that there are issues which raise conflicts of interest between the Surviving Banking Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Banking Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest); (ii) the Indemnified Party will cooperate in the defense thereof; (iii) the Surviving Banking Corporation shall not be liable for any settlement effected without its prior written consent; and (iv) the Surviving Banking Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)    Prior to the Effective Time, Charter shall obtain, and after the Effective Time the Surviving Banking Corporation shall maintain, a “tail” policy under Charter’ existing directors’ and officers’ liability insurance policy providing coverage for a period of six years immediately after the Effective Time for Persons who are immediately prior to the Effective Time covered by Charter’ existing directors’ and officers’ liability insurance policy (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by Charter’ existing directors’ and officers’ liability insurance policy; provided, however, that, without the prior written consent of Citizens, Charter shall not expend for such Tail Insurance (for said six-year period) an amount in excess of 125% of the most recent annual premium paid by Charter for its existing directors’ and officers’ liability insurance policy.

(d)    In the event the Surviving Banking Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Banking Corporation assume the obligations of the Surviving Banking Corporation set forth in this Section 7.8.

(e)    Any indemnification payments made pursuant to this Section 7.8 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.9    Estoppel Letters. Charter shall use its commercially reasonable efforts to obtain and deliver to Citizens prior to or at the Closing a customary estoppel letter, dated as of the Closing Date, executed by the lessor of each parcel of Leased Real Property, the form and substance of such estoppel letters to be satisfactory to Citizens in its reasonable discretion.

Section 7.10    Registration Statement.

(a)    As soon as reasonably practicable after the date of this Agreement, the Parties will prepare and file with the SEC the Proxy Statement/Prospectus and the Registration Statement (which will include the Proxy Statement/Prospectus), which shall comply with all of the requirements of the Securities Act and the Exchange Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Citizens Common Stock that will be issued to holders of Charter Common Stock in connection with the Merger pursuant to Article III of this Agreement. Citizens shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the Citizens Common Stock to be issued to holders of Charter Common Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. Citizens shall have primary responsibility for preparing and filing the Registration Statement; provided that Citizens shall to the extent practicable afford Charter and its legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement before it is filed with the SEC; and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before the same are filed with or submitted to the SEC. Each Party, to the extent permitted by Law, shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

(b)    The Parties shall cooperate in the preparation of the Registration Statement and the Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby to the shareholders of Charter for approval. Each Party will as promptly as reasonably practicable after the date of this Agreement furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Proxy Statement/Prospectus. Charter expressly agrees to cooperate with Citizens and its legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its legal and financial advisors and independent auditors, and in taking such other actions as may be reasonably requested by Citizens, in connection with the Registration Statement or the Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of Charter or at the time of the Charter Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement or Proxy Statement/Prospectus, or other document, as applicable.

Section 7.11    Nasdaq Listing. Citizens shall use its commercially reasonable efforts to cause the shares of Citizens Common Stock to be issued as Merger Consideration in accordance with this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.12    Notice of Dissenters’ Rights Matters. Prior to the Effective Time, Charter shall give Citizens prompt written notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or behalf of any shareholder of Charter pursuant to Article 13 of the Mississippi Business Corporation Act.

Section 7.13    Appointment of Director. Prior to the Effective Time, Citizens and Citizens Bank shall take all action necessary in compliance with applicable Law to increase the size of their respective boards of directors by one member and appoint one member of the Charter board of directors, as constituted immediately prior to the Effective Time (the “Charter Designee”), to each of the Citizens board of directors and Citizens Bank board of directors, effective as of the Effective Time. The parties shall work in good faith to come to a mutual agreement as to whom to appoint as the Charter Designee.

Section 7.14    Employee and Benefit Matters.

(a)    Subject to applicable Law and the terms of Citizens’ and Citizens Bank’s employee benefit plans, Citizens or Citizens Bank will, as soon as reasonably practicable after the Effective Time, provide employees of Charter who become employees of Citizens or Citizens Bank at or immediately following the Effective Time (the “Continuing Employees”) with benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Citizens or Citizens Bank as of the date of this Agreement; provided, however, no Continuing Employee shall be eligible for participation in the supplemental executive retirement plan maintained by Citizens as of the date of this Agreement (the “SERP”). With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Citizens or Citizens Bank, excluding both any retiree health care plans or programs maintained by Citizens or Citizens Bank and any equity compensation or deferred compensation plans or arrangements maintained by Citizens or Citizens Bank (collectively, “Employee Plans,” which definition explicitly excludes the SERP), in which any Continuing Employees will participate effective as of or after the Effective Time, Citizens or Citizens Bank, as appropriate, will recognize all years of full-time service of Continuing Employees with Charter for vesting and eligibility purposes (but not for benefit accrual purposes or purposes of early retirement subsidies under any Employee Plan that is a defined benefit pension plan) in any Employee Plan in which such Continuing Employees may be eligible to participate at or after the Effective Time; provided that such service shall not be recognized to the extent that (i) such recognition of service would result in a duplication of benefits; or (ii) such service was not recognized under a corresponding Charter Benefit Plan. With respect to Employee Plans providing health care, dental, or vision coverage, Citizens or Citizens Bank, as appropriate, will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to the Continuing Employees or their eligible spouses and eligible dependents who were covered under a similar Charter Benefit Plan immediately prior to the Effective Time. Further, if Continuing Employees experience a transition in health care, dental, or vision coverage during the middle of a plan year, Citizens or Citizens Bank, as appropriate, will use commercially reasonable efforts to cause any successor Employee Plan providing health care, dental, or vision coverage for Continuing Employees to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment, or other cost-sharing amounts previously paid by Continuing Employees in respect of their participation in the corresponding Charter Benefit Plan during the plan year of the successor Employee Plan prior to the transition effective date. The Parties acknowledge and agree that, to the extent permitted by applicable Law and the terms of any pertinent plan documents, Citizens and its Subsidiaries may after the Effective Time maintain multiple benefit plans providing health care, dental, or vision coverage and/or multiple retirement savings plans.

(b)    At the request of Citizens, Charter shall take, and shall cause its Subsidiaries to take, prior to the Effective Time, all actions reasonably requested by the Citizens Parties that are necessary or appropriate to (i) cause one or more of the Charter Benefits Plans to terminate or be frozen as of or immediately prior to the Effective Time; (ii) cause benefit accruals and entitlements under any Charter Benefit Plan to cease as of or immediately prior to the Effective Time; (iii) cause the continuation at and after the Effective Time of any insurance policy or other Contract relating to any Charter Benefit Plan for such period as may be requested by the Citizens Parties; or (iv) facilitate the merger of any Charter Benefit Plan into any employee benefit plan maintained by Citizens or its Subsidiaries. All resolutions, notices, or other documents adopted, issued, or executed in connection with the implementation of this Section 7.14(b) shall be subject to Citizens’ prior review and approval, which approval shall not be unreasonably withheld.

(c)    This Section 7.14 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.14. Nothing contained in this Section 7.14, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; or (ii) shall alter or limit the ability of the Surviving Banking Corporation, Citizens, or Citizens Bank, or any of their respective Subsidiaries or Affiliates, to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.14 shall not create any right in any employee of Charter or any of its Subsidiaries, or any other Person, to continued employment with the Surviving Banking Corporation, Citizens, or Citizens Bank, or any of their respective Subsidiaries or Affiliates (and shall not limit the right of the Surviving Banking Corporation, Citizens, or Citizens Bank, or any of their respective Subsidiaries or Affiliates, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF MERGER

Section 8.1    Conditions to Each Party’s Obligation to Consummate Merger. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)    Shareholder Approval. This Agreement shall have been duly approved by the shareholders of Charter in accordance with the articles of incorporation and bylaws of Charter and applicable Law.

(b)    Governmental Approvals. All approvals, consents, and waivers of or from Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement (including without limitation the Merger) shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the Citizens board of directors determines, in its reasonable discretion, would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that the Citizens Parties would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger shall not be deemed to be a Burdensome Condition; and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Citizens shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

(c)    No Injunction; Illegality. There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved.

(e)    Nasdaq Listing. The shares of Citizens Common Stock that will be issued to holders of Charter Common Stock as Merger Consideration in the Merger pursuant to this Agreement shall have been authorized for listing on Nasdaq (subject to official notice of issuance).

Section 8.2    Conditions to Obligations of Charter. The obligation of Charter to consummate the Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Charter prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)    Representations and Warranties of the Citizens Parties. The representations and warranties of the Citizens Parties contained in Section 5.2(b) (Capitalization) shall be true and correct in all respects (other than inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such dates). The representations and warranties of the Citizens Parties contained in Section 5.2(a) (Organization and Qualification), Section 5.2(c) (Authority), Section 5.2(d) (No Violations), and Section 5.2(f) (Securities Filings) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Citizens Parties contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Citizens Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Citizens Material Adverse Effect qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)    Performance of Obligations of the Citizens Parties. The Citizens Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by the Citizens Parties under this Agreement prior to or at the Closing.

(c)    Officers’ Certificate. Charter shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of Citizens and Citizens Bank, and otherwise in form and substance reasonably satisfactory to Charter, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)    Tax Opinion. Charter shall have received an opinion from Butler Snow LLP, legal counsel to Charter, dated as of the Closing Date and in form and substance reasonably satisfactory to Charter, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Charter and the Citizens Parties, reasonably satisfactory in form and substance to such counsel.

Section 8.3    Conditions to Obligations of the Citizens Parties. The obligation of the Citizens Parties to consummate the Merger and the other transactions contemplated hereby is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Citizens Parties prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)    Representations and Warranties of Charter. The representations and warranties of Charter contained in Section 4.2(c) (Capitalization), Section 4.2(k)(i) (Absence of Certain Changes or Events), Section 4.2(v) (Fairness Opinion), Section 4.2(w) (Broker Fees), Section 4.2(hh) (Regulatory

Capital), and Section 4.2(ii) (Required Shareholder Vote) shall be true and correct in all respects (other than, in the case of Section 4.2(c) (Capitalization) only, inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Charter contained in Section 4.2(a) (Organization and Qualification), Section 4.2(d) (Authority), and Section 4.2(e) (No Violations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Charter contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Charter Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Charter Material Adverse Effect, or Knowledge qualifier shall be read without, and shall be deemed not to include or be subject to, any such qualifier.

(b)    Performance of Obligations of Charter. Charter shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by it under this Agreement prior to or at the Closing.

(c)    Officers’ Certificate. The Citizens Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of Charter, and otherwise in form and substance reasonably satisfactory to the Citizens Parties, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)    Third Party Consents. All of the consents, approvals, and waivers required to be obtained by Charter in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Charter Disclosure Memorandum or otherwise required by or under any Charter Material Contract, but excluding those contemplated by Section 8.1(b)), as well as the estoppel letters contemplated by Section 7.9, shall have been obtained and Charter shall have delivered to the Citizens Parties such evidence of the same as Citizens may reasonably request.

(e)    Dissenting Shareholders. The holders of not more than 5% of the outstanding shares of Charter Common Stock shall have perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Article 13 of the Mississippi Business Corporation Act.

(f)    Tax Opinion. The Citizens Parties shall have received an opinion from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, legal counsel to the Citizens Parties, dated as of the Closing Date and in form and substance reasonably satisfactory to the Citizens Parties, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of Charter and the Citizens Parties, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time or as otherwise indicated:

(a)    By mutual written consent of Citizens, Citizens Bank, and Charter.

(b)    By the Citizens Parties (provided that the Citizens Parties are not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Charter of any representation, warranty, covenant, or agreement contained in this Agreement, or by Charter (provided that Charter is not then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by the Citizens Parties of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) individually or in the aggregate with all other such breaches would, if occurring or continuing on the Closing Date, result in the failure of any of the conditions set forth in Article VIII; and (ii) has not been cured by the earlier of May 21, 2020, or 30 days after written notice to the breaching Party of such breach.

(c)    By either the Citizens Parties or Charter, in the event the shareholders of Charter fail to approve, by the requisite vote, this Agreement and the transactions contemplated hereby at the Charter Meeting, provided that Charter shall only be entitled to exercise their right of termination under this Section 9.1(c) if Charter has complied with, and there has been no breach or violation by Charter of, its obligations and covenants set forth in Section 7.7.

(d)    By either the Citizens Parties or Charter, in the event any of the Regulatory Approvals shall have been denied by final and non-appealable action of a Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity.

(e)    By either the Citizens Parties or Charter, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(f)    By either the Citizens Parties or Charter, in the event the Merger is not consummated by May 21, 2020, unless (i) in the event of termination by the Citizens Parties, the failure to consummate the Merger by such date shall be due to the failure of the Citizens Parties to perform or observe their obligations and covenants set forth in this Agreement; and (ii) in the event of termination by Charter, the failure to consummate the Merger by such date shall be due to the failure of Charter to perform or observe its obligations and covenants set forth in this Agreement.

(g)    By the Citizens Parties, in the event (i) of any breach by Charter of Section7.7 of this Agreement; or (ii) the board of directors of Charter does not publicly recommend in the Proxy Statement/Prospectus the approval of this Agreement and the transactions contemplated hereby by the shareholders of Charter or, after having made such recommendation, subsequently makes a Change of Recommendation.

(h)    By the Citizens Parties, in the event a tender offer or exchange offer for 10% or more of the outstanding shares of Charter Common Stock is commenced (other than by the Citizens Parties) and the Charter board of directors recommends that the shareholders of Charter tender their shares in such tender offer or exchange offer or otherwise fails to timely recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(d), Section 7.6, this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement; and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3    Termination Fee.

(a)    In the event (i) this Agreement is terminated by the Citizens Parties pursuant to Section 9.1(b) as a result of a breach or violation by Charter of, its obligations and covenants set forth in Section 7.7; and (ii) within 12 months of the date of termination of this Agreement, Charter enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; then Charter shall pay to Citizens a termination fee of $800,000 on the earlier date of Charter’s execution of such definitive agreement or consummation of such Acquisition Proposal.

(b)    In the event (i) this Agreement is terminated by the Citizens Parties pursuant to Section 9.1(b) as a result of a result of the intentional, willful, or reckless breach by Charter of any representation, warranty, covenant, or agreement contained herein; and (ii) within 12 months of the date of termination of this Agreement, Charter enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; then Charter shall pay to Citizens a termination fee of $800,000 on the earlier date of Charter’s execution of such definitive agreement or consummation of such Acquisition Proposal.

Any termination fee and other amounts payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by Citizens. Charter acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that absent such agreements Citizens would not have entered into this Agreement. In the event Charter fails to timely make payment of any amounts due and payable by it under this Section 9.3, Charter shall pay or reimburse Citizens all costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by Citizens in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. The termination fees and other amounts payable by Charter pursuant to this Section 9.3 constitute liquidated damages and not a penalty and, except in the case of fraud or willful or intentional breach of this Agreement, shall be the sole monetary remedy of Citizens in the event this Agreement is terminated under the circumstances described in Sections 9.3(a)-(b).

ARTICLE X

MISCELLANEOUS

Section 10.1    Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(d), Section 7.6, Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2    Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include either gender. All references in this Agreement to a specific statute shall be deemed to refer to all regulations and authoritative guidance issued thereunder, and all references in this Agreement to a statute, regulation, or other guidance shall also be deemed to refer to any superseding statute, regulation or guidance. Any document or item will be deemed “delivered,” “provided,” or “made available” to a Party within the meaning of this Agreement if such document or item is (a) contained and accessible by such Party for a continuous period of at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing) in the electronic data room hosted by Firmex established by the Parties in connection with the transactions contemplated hereby (to which the Parties and their designated representatives had access rights during such period) or (b) filed by a Party with the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC at least 48 hours immediately prior to the Parties’ execution of this Agreement (if to be delivered, provided, or made available prior to the date hereof) or the Closing Date (if to be delivered, provided, or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.3    Amendment; Waiver. This Agreement may be amended, modified, or supplemented at any time, either before or after approval of this Agreement by any Party’s shareholders, by, but only by, a written instrument executed by each of the Parties; provided, however, that, after the approval of this Agreement by a Party’s shareholders, there may not be, without further approval of such shareholders, any amendment, modification, or supplement of or to this Agreement that requires further approval of or by such shareholders under applicable Law. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof; provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile, PDF, or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5    Governing Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Mississippi, without regard to conflict of laws principles.

Section 10.6    Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 10.7    Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally; (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested; or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

If to the Citizens Parties:	with a copy (which shall not constitute notice) to:

Citizens Holding Company	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Attention: President/CEO	Attention: Jackie G. Prester
521 Main Street	165 Madison Avenue, Suite 2000
Philadelphia, Mississippi 39350	Memphis, Tennessee 38103

If to Charter:	with a copy (which shall not constitute notice) to:

Charter Bank	Butler Snow, LLP
Attention: President/CEO	Attention: Jefferson K. B. Stancill
1721 Medical Park Drive, Suite 103	1020 Highland Colony Parkway, Suite 1400
Biloxi, Mississippi 39532	Ridgeland, Mississippi 39157

Section 10.8    Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.8.

Section 10.9    Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms; and (b) the Parties shall use their commercially reasonable efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10    Assignment. No Party may assign or delegate this Agreement or any of its rights, interests, duties, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11    Reserved.

Section 10.12    Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING UNDER, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

CITIZENS HOLDING COMPANY

By:	/s/ Gregory L. McKee
Gregory L. McKee
President and Chief Executive Officer

THE CITIZENS BANK OF PHILADELPHIA

By:	/s/ Gregory L. McKee
Gregory L. McKee
President and Chief Executive Officer

CHARTER BANK

By:	/s/ Gregory E. Cronin
Gregory E. Cronin
President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated [●], 2019, is entered into by and between Citizens Holding Company, a Mississippi corporation (“Citizens”) and [●] (the “Shareholder”).

R E C I T A L S

A.    Concurrently with the parties’ execution of this Agreement, Citizens, The Citizens Bank of Philadelphia, a Mississippi banking corporation and subsidiary of Citizens (“Citizens Bank”), and Charter Bank, a Mississippi banking corporation (“Charter”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) providing for, among other things, the merger of Charter with and into Citizens Bank (the “Merger”) and the conversion of the outstanding shares of Charter Stock (as defined below) into the right to receive the consideration provided for in the Merger Agreement.

B.    As a condition to Citizens’ and Citizens Bank’s willingness to enter into the Merger Agreement, Citizens has required that the Shareholder execute and deliver this Agreement.

C.    In order to induce Citizens and Citizens Bank to enter into the Merger Agreement, the Shareholder is willing to make certain representations, warranties, covenants, and agreements with respect to the shares of common stock, par value $1.00 per share, of Charter (the “Charter Stock”) beneficially owned (within the meaning of Rule 13d-3 (“Rule 13d-3”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended) by the Shareholder and set forth below the Shareholder’s signature on the signature page to this Agreement (the “Owned Shares,” and together with any additional shares of Charter Stock or any other class or series of capital stock of Charter contemplated by Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

2.    Representations of Shareholder. The Shareholder represents and warrants to Citizens that:

(a)    The Shareholder is the beneficial owner (within the meaning of Rule 13d-3) of, and has good title to, all of the Owned Shares. The Owned Shares are owned by the Shareholder free and clear of any and all Liens, and, except for this Agreement, there are no options or other rights, agreements, arrangements, or commitments of any kind to which the Shareholder is a party or by or to which the Shareholder or the Owned Shares are bound or subject relating to the pledge, transfer, disposition, or voting of any of the Owned Shares, and there is no voting trust or voting agreement with respect to the Owned Shares.

(b)    The Shareholder does not beneficially own (within the meaning of Rule 13d-3) any shares of Charter Stock, or any shares of any other class or series of capital stock of Charter, other than the Owned Shares.

(c)    The Shareholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid, and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms.

(d)    The execution and delivery of this Agreement by the Shareholder do not, and the performance of this Agreement by the Shareholder will not, conflict with, violate, result in a breach of, constitute a default (with or without notice or lapse of time or both) under, or give rise to or result in the creation of a Lien on any of the Owned Shares pursuant to (i) any trust agreement, loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, contract, or other agreement or instrument to which the Shareholder is a party, by which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are bound, or to which the Shareholder or any of the Shareholder’s property or assets (including without limitation the Owned Shares) are subject; or (ii) any Law applicable to or binding upon the Shareholder or the Shareholder’s property or assets (including without limitation the Owned Shares).

(e)    No consent, approval, or authorization of or designation, declaration, or filing with any Governmental Entity or other Person on the part of the Shareholder is required in connection with the execution and delivery of this Agreement by the Shareholder or the performance of this Agreement by the Shareholder. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform the Shareholder’s obligations under this Agreement.

3.    Agreement to Vote Shares. The Shareholder irrevocably and unconditionally agrees that, during the term of this Agreement, the Shareholder will vote the Shares, and will cause any holder of record of the Shares to vote the Shares, (a) in favor of approval of (i) the Merger Agreement and the Merger, at every meeting of the shareholders of Charter at which such matters are considered and at every adjournment or postponement thereof, and (ii) any proposal to adjourn or postpone any such meeting of the shareholders of Charter, if necessary to solicit additional proxies in favor of approval of the Merger Agreement and the Merger; and (b) against (i) any Acquisition Proposal, (ii) any action, proposal, transaction, agreement, or other matter which could reasonably be expected to result in a breach of any representation, warranty, covenant, or other obligation or agreement of Charter under the Merger Agreement or of the Shareholder under this Agreement, and (iii) any action, proposal, transaction, agreement, or other matter that could reasonably be expected to prevent, impede, interfere with, delay, discourage, or adversely affect the timely consummation of the Merger or the satisfaction of any condition to the consummation of the Merger set forth in the Merger Agreement or change in any manner the voting rights of any class or series of shares of capital stock of Charter (including any amendment to the charter or bylaws of Charter); provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder cannot absolutely cause the Shares to be so voted, the Shareholder shall use the Shareholder’s best efforts to cause the Shares to be so voted.

4.    No Voting Trust or Other Arrangement. The Shareholder agrees that the Shareholder will not, and will not permit any Person under the Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxy with respect to the Shares inconsistent with this Agreement, or subject any of the Shares to any arrangement with respect to the voting of the Shares, other than agreements entered into with Citizens.

5.    Transfer and Encumbrance. The Shareholder agrees that, during the term of this Agreement, the Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, or otherwise dispose of or encumber (collectively, “Transfer”) any of the Shares, or enter into any contract, option, or other agreement or arrangement with respect to, or consent to, a Transfer of any of the Shares or the Shareholder’s voting or economic interest therein; provided, however, that this Section 5 shall not prohibit a Transfer of the Shares by the Shareholder if, as a precondition to such Transfer, the transferee agrees in a written instrument reasonably satisfactory in form and substance to Citizens to be bound by all of the terms of this Agreement (including without limitation the provisions of Section 3 hereof pertaining to the voting of the Shares). Any attempted Transfer of the Shares or any interest therein in violation of this Section 5 shall be null and void.

6.    Additional Shares. The Shareholder agrees that all shares of Charter Stock, and all shares of any other class or series of capital stock of Charter, that the Shareholder purchases, acquires the right to vote (other than as a named proxy), or otherwise acquires beneficial ownership (within the meaning of Rule 13d-3) of after the Shareholder’s execution of this Agreement (including without limitation any shares of Charter capital stock issued as a dividend or in connection with a stock split or other distribution, recapitalization, or reclassification or shares issuable upon the conversion, vesting, or exercise of any warrant, right, option, restricted stock or restricted share award, or other security) shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.

7.    Waiver of Appraisal and Dissenters’ Rights. The Shareholder hereby waives and agrees not to assert or perfect any right of appraisal or right to dissent arising or existing in connection with the Merger Agreement or the Merger which the Shareholder may have by virtue of ownership of the Shares.

8.    Termination. This Agreement shall terminate upon the earliest to occur of (a) the approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of Charter in accordance with the articles of incorporation and bylaws of Charter and applicable Law; or (b) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, no party hereto shall have any further obligations or liability hereunder; provided, however, that the termination of this Agreement shall not relieve a party hereto of any liability for any breach of this Agreement occurring prior to the termination of this Agreement.

9.    No Agreement as Director or Officer. The Shareholder makes no agreement herein in the Shareholder’s capacity as a director or officer of Charter. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Charter.

10.    Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other parties if such party fails to comply with any of the obligations imposed on such party by this Agreement, that every such obligation is material, and that, in the event of any such failure, the other parties will not have an adequate remedy at law or adequate damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy (including the remedy of specific performance), in addition to remedies at law and/or damages, is an appropriate remedy for any such failure and that it will not oppose the seeking of such relief on the basis that a party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining any such equitable relief or remedy.

11.    Entire Agreement; Amendment; Waivers. This Agreement supersedes all prior agreements, written and oral, between the parties hereto with respect to the subject matter hereof and contains the entire, integrated agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provision hereof by a party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.    Disclosure. The Shareholder expressly authorizes Citizens and its Affiliates to publish and disclose in any announcement, filing, or disclosure required by the SEC and in the Proxy Statement/Prospectus, and in any other filings made with a Governmental Entity in connection with the Merger Agreement or the transactions contemplated thereby, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

13.    Miscellaneous.

(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(a).

(b)    If any term or provision of this Agreement is determined to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or provision of this Agreement is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

(c)    This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

(d)    All section headings contained in this Agreement are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)    Neither this Agreement nor any of the rights, interests, duties, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

(f)    The Shareholder acknowledges that (a) the law firm Baker, Donelson, Bearman, Caldwell & Berkowitz, PC represents Citizens and Citizens Bank in connection with the Merger Agreement and the transactions contemplated thereby; (b) the law firm Butler Snow LLP represents Charter in connection with the Merger Agreement and the transactions contemplated thereby; (c) neither of said firms has represented the Shareholder in connection with this Agreement or the Merger Agreement or any of the transactions contemplated thereby; and (d) the Shareholder has had the opportunity to consult with the Shareholder’s own legal counsel concerning the subject matter of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

CITIZENS HOLDING COMPANY

By:
Gregory L. McKee
President and Chief Executive Officer

[●]

Number of shares of Charter Stock
owned by Shareholder: [●]

A-6